EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

PIONEER NATURAL RESOURCES USA, INC.,

PIONEER SOUTHWEST ENERGY PARTNERS USA LLC

AND

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A-1 Wells

Exhibit B Conveyance

Exhibit C Omnibus Operating Agreement

Exhibit D Operating Agreement

Exhibit E IPO Operating Agreement Amendment

Exhibit F IPO Omnibus Operating Agreement Amendment

SCHEDULES

Schedule 1(A) - Schedule 1(A) Assets

Schedule 1(B) - Schedule 1(B) Assets

Schedule 2 - Schedule 2 Assets

Schedule 3 - Schedule 3 Assets

Schedule 4 - Schedule 4 Assets

Schedule 5 - Schedule 5 Assets

Schedule 3.3(e) - Liens and Taxes

Schedule 3.3(f) - Other Liens

Schedule 5.7 - Litigation

Schedule 5.8 - Taxes and Assessments

Schedule 5.9 - Compliance with Laws

Schedule 5.10 - Contract Matters

Schedule 5.11 - Hydrocarbon Production Payments

Schedule 5.12 - Governmental Authorizations

Schedule 5.13 - Preference Rights and Transfer Requirements

Schedule 5.14 - Payout Balances

Schedule 5.15 - Outstanding Capital Commitments

Schedule 5.16 - Imbalances

Schedule 5.23 - Plugging and Abandonment

Schedule 5.24 - Insurance

Schedule 5.25 - Hedges

Schedule 7.6 - Operation of Business

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is executed on August 31, 2009, by and among Pioneer Natural Resources USA, Inc., a Delaware corporation (“PUSA”), Pioneer Southwest Energy Partners USA LLC, a Delaware limited liability company (“PSE LLC”), and Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (the “Partnership”). PUSA, PSE LLC and the Partnership are collectively referred to herein as “Parties” and individually referred to as a “Party”.

RECITALS

A. PUSA owns various oil and gas properties, either of record or beneficially, as more fully described in the Exhibits hereto.

B. PUSA desires to sell to PSE LLC, and the Partnership and PSE LLC desire that PSE LLC acquire from PUSA, the properties and rights of PUSA hereafter described, in the manner and upon the terms and conditions hereafter set forth.

C. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in Section 1.6 hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, PUSA shall sell and transfer to PSE LLC, and PSE LLC shall purchase and acquire from PUSA, the Assets in exchange for the Consideration and the assumption by PSE LLC of the Assumed Obligations attributable to the Assets.

Section 1.2 Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, the following:

(a) An undivided 75.0% of PUSA’s right, title, and interest in the Schedule 1(A) Assets;

(b) An undivided 94.196% of PUSA’s right, title, and interest in the Schedule 1(B) Assets;

(c) An undivided 94.196% of PUSA’s right, title, and interest in the Schedule 2 Assets, LESS AND EXCEPT any right, title, and interest in properties comprising the Schedule 1(A) Assets and the Schedule 1(B) Assets;

(d) An undivided 70.0% of PUSA’s right, title, and interest in the Schedule 3 Assets;

(e) An undivided 96.65% of PUSA’s right, title, and interest in the Schedule 4 Assets; and

(f) With respect to the Schedule 5 Wellbores, the respective percentage set forth for each such Wellbore on Schedule 5 of all (8/8ths) right, title, and interest in the Schedule 5 Assets.

Section 1.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transactions contemplated hereby (collectively, the “Excluded Assets”):

(a) the following records: (i) all corporate, financial, income and franchise Tax and legal records of PUSA that relate to PUSA’s business generally (whether or not relating to the Assets); (ii) all books, records and files that relate solely to the Excluded Assets; (iii) proprietary data or licenses shared with third parties, the transfer of which is restricted or that are not otherwise transferable without the payment of a fee; provided, however, that at PSE LLC’s request and at PSE LLC’s sole cost and expense, PUSA shall use commercially reasonable efforts to satisfy, or request waivers of such restrictions, including, if applicable, payment of such transfer fees at PSE LLC’s sole cost and expense, and, upon satisfaction of such restrictions or receipt of such waivers, as applicable, such data or licenses, as the case may be, the applicable percentage of PUSA’s right, title, and interest therein shall be included in the Assets; and (iv) copies of any other Records retained by PUSA pursuant to Section 1.5;

(b) all seismic data, including reprocessed geological and geophysical data which is not transferable without material restrictions or payment of a transfer or licensing fee under third party agreements, and, to the extent not expressly included in the definition of Records in Section 1.6, all logs, interpretive data, technical evaluations, technical outputs, reserve estimates and economic estimates;

(c) all rights to any refund of Taxes or other costs or expenses borne by PUSA or PUSA’s predecessors in interest and title attributable to periods prior to the Effective Time;

(d) PUSA’s area-wide Bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of PUSA’s business generally;

(e) all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(f) all rights, titles, claims and interests of PUSA or any Affiliate of PUSA (i) to or under any policy or agreement of insurance and any insurance proceeds, except to the extent provided in Section 3.5, and (ii) to or under any Bonds or Bond proceeds;

(g) any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with PUSA or any Affiliate of PUSA or any business of PUSA or of any Affiliate of PUSA; and

(h) PUSA’s retained undivided interests in any and all Assets not expressly conveyed to PSE LLC pursuant to this Agreement.

Section 1.4 Effective Time; Proration of Costs and Revenues.

(a) Subject to Section 1.5, possession of and title to the Assets shall be transferred from PUSA to PSE LLC at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, on July 1, 2009 (the “Effective Time”), as described below.

(b) PSE LLC shall be entitled to all Hydrocarbon production from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Time, including, without limitation, delay rentals, shut-in royalties, and lease bonuses, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. PUSA shall be entitled to all Hydrocarbon production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.

For purposes of this Agreement, the terms “earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards. For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before, and at or after, the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto including royalties and overriding royalties payable to the owner of the Assets), under this Section 1.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters on the pipelines through which they are transported. PUSA shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. PUSA shall provide to PSE LLC, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Consideration pursuant to Section 2.2 hereof that will be used to determine the Closing Payment. Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, PSE LLC shall be responsible for the portion allocated to the period at and after the Effective Time and PUSA shall be responsible for the portion allocated to the period before the Effective Time.

Section 1.5 Maintenance of Records. For so long as PUSA continues as operator of any of the Properties, PUSA shall retain custody of the Records relating to such Properties. After Closing, PSE LLC, at PSE LLC’s expense, shall be entitled to obtain copies of such Records as PSE LLC may desire, at reasonable business hours and upon prior notice to PUSA. If PUSA resigns as operator of any Property, or is no longer the operator for any reason, PUSA shall promptly deliver the Records attributable to such Property to PSE LLC, unless (i) a Record applicable to such Property is also applicable to any other Property or Excluded Asset, or (ii) PUSA is retaining an interest in such Property, in which case PUSA shall promptly deliver either the Record or a copy thereof to PSE LLC, at PUSA’s option. PUSA may, at its own expense, retain copies of all Records delivered to PSE LLC. After the delivery of any Record to PSE LLC, PUSA, at PUSA’s expense, shall be entitled to obtain from PSE LLC, at reasonable business hours and upon prior notice to PSE LLC, copies of such records as are reasonable and necessary for tax purposes or in connection with any investigation, proceeding, action, suit or other legal proceeding, whether instituted or threatened, against PUSA.

Section 1.6 Definitions.

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Adjusted Consideration” shall mean the Consideration after calculating and applying the adjustments set forth in Section 2.2.

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. “Control” means ownership of fifty percent (50%) or more of the voting interest (stock or otherwise) of such Person.

“Agreement” means this Purchase and Sale Agreement.

“Aggregate Benefit Deductible” has the meaning set forth in Section 3.4(k).

“Aggregate Title Deductible” has the meaning set forth in Section 3.4(j).

“Allocated Value” has the meaning set forth in Section 3.4(a).

“Assessment” has the meaning set forth in Section 4.1.

“Assets” has the meaning set forth in Section 1.2.

“Assumed Obligations” has the meaning set forth in Section 11.3.

“Bonds” means bonds, lease bonds, area-wide bonds and surety bonds.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Claim” or “Claims” has the meaning set forth in Section 11.4(a).

“Claim Notice” has the meaning set forth in Section 11.6(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” has the meaning set forth in Section 2.3.

“Conflicts Committee” means the Conflicts Committee as now or hereafter constituted of the Board of Directors of MLP GP, or, if there is no such committee, a majority of the independent members of the Board of Directors of MLP GP.

“Consideration” has the meaning set forth in Section 2.1.

“Contracts” means all valid and subsisting contracts, agreements and instruments by which the Properties are bound, or that directly relate to or are otherwise directly applicable to the Properties, but only to the extent applicable to the Properties, including but not limited to: operating agreements, unitization, pooling and communitization agreements, declarations, and orders, joint venture agreements, farmin and farmout agreements, production handling agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing agreements, or saltwater disposal agreements, to the extent applicable to the Properties, the production of Hydrocarbons produced from the Properties or the disposal of water in the Schedule 5 Wellbores, but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.8.

“Conveyance” has the meaning set forth in Section 3.1(b).

“COPAS” means the Council of Petroleum Accountants Society.

“Cure Period” has the meaning set forth in Section 3.4(c).

“Defensible Title” has the meaning set forth in Section 3.2.

“Dispute” has the meaning set forth in Section 12.20.

“DTPA” means the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Environmental Laws” means, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Effective Time.

“Equipment” means all tangible personal property, machinery, fixtures, flow lines, pipelines, gathering systems and appurtenances, and equipment located on the Leases or the Mineral Interests or used or held for use primarily in connection with any of the following, as applicable: the operation of the Wells, the production of Hydrocarbons from the Wells, the separating, storing, handling, compressing, dehydrating, treating, and delivery of Hydrocarbons or water produced from the Wells, the disposal of water in such Wells, or otherwise associated with the Wells.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Financial Statements” has the meaning set forth in Section 7.7(a).

“Fundamental Representations” mean the representations set forth in Sections 5.2, 5.3, 5.4, 6.1, 6.2 and 6.3.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authorizations” has the meaning set forth in Section 5.12.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Substances” means any (a) substance that is designated, defined, or classified as a solid waste, hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance or words of similar meaning or impact, or that is otherwise regulated or as to which liability may arise under any Environmental Law, including any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, crude oil, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, whether refined or unrefined, or (c) asbestos, whether in a friable or non-friable condition, polychlorinated biphenyls, or radon.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

“Imbalance” or “Imbalances” means over-production of Hydrocarbons or under-production of Hydrocarbons or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production of Hydrocarbons or under-production of Hydrocarbons or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation or other location.

“Indemnified Party” has the meaning set forth in Section 11.6(a).

“Indemnifying Party” has the meaning set forth in Section 11.6(a).

“Indemnity Claim” has the meaning set forth in Section 11.6(b).

“Individual Benefit Threshold” has the meaning set forth in Section 3.4(k).

“Individual Title Threshold” has the meaning set forth in Section 3.4(j).

“Invasive Activity” has the meaning set forth in Section 4.1.

“Inventory Hydrocarbons” means merchantable Hydrocarbons produced prior to the Effective Time and stored in tanks and pipelines as of the Effective Time.

“IPO Operating Agreement Amendment” has the meaning set forth in Section 9.2.

“IPO Omnibus Operating Agreement Amendment” has the meaning set forth in Section 9.2.

“Laws” means all statutes, laws (including common law), rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” means the oil, gas and mineral leases described on Schedules 1-4, and all tenements, hereditaments, and appurtenances belonging to such leases, including both leasehold interests and overriding royalty interests in the Leases.

“Like-Kind Exchange” has the meaning set forth in Section 7.9(b).

“Material Adverse Effect” means any effect that is reasonably expected to have a material adverse effect on the ownership, operation or value of the Assets, as currently operated; but shall not include any circumstance, change or effect resulting or arising from (i) the entry into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any change in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any change in general economic conditions in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), or (iv) any change in Laws or regulatory policies unless, solely in the cases of clauses (ii), (iii) and (iv), there is a disproportionate effect on the Assets as compared to other similar exploration, production, development, processing, gathering and/or transportation assets.

“Mineral Interests” means the mineral interests conveyed to PUSA or its predecessors under the mineral deeds described on Schedules 1-4, and all tenements, hereditaments, and appurtenances belonging to such mineral interests.

“MLP GP” means Pioneer Natural Resources GP LLC, a Delaware limited liability company.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“NORM” means naturally occurring radioactive material.

“Omnibus Operating Agreement” has the meaning set forth in Section 9.2.

“Operating Agreement” has the meaning set forth in Section 9.2.

“Partnership” has the meaning provided in the preamble above.

“Paying Quantities” means quantities sufficient to yield a return to the holders of the operating interest in excess of operating and equipping expenses and costs and severance taxes, including such overhead, depreciation, and other costs and expenses that are legally recognized by Texas law as chargeable against revenues for purposes of determining whether production is in paying quantities, such return to be measured over each calendar quarter.

“Payout Balance(s)” means the status of the recovery by PUSA or a third party of a cost amount specified in the contract relating to a Well or group of Wells included in the Properties out of the revenue from such Well or Wells where the working interest or the net revenue interest, royalty interest or overriding royalty interest of PUSA therein will be adjusted when such amount has been recovered.

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Pioneer Volumes” has the meaning set forth in Section 7.13.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Preference Property” has the meaning set forth in Section 7.8(b).

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Producing Interval” means, with respect to each Schedule 1(A) Wellbore and Schedule 1(B) Wellbore, the interval between and including the shallowest and deepest perforations in such Wellbore that are producing or capable of producing Hydrocarbons in Paying Quantities as of the Effective Time.

“Properties” means the Wells, Leases, and/or Mineral Interests, as applicable.

“Property Costs” means all costs attributable to the ownership and operation of the Assets and charged to the joint interest account (including, without limitation, costs of insurance and ad valorem, sales and use, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding Taxes described in Section 7.9(c) and any income, franchise and similar Taxes) and all royalties and other payments due to third parties in respect of Hydrocarbon production or the sale thereof and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, but excluding without limitation liabilities, losses, costs and expenses attributable to (i) Claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells or dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of environmental media, including, but not limited to, groundwater, surface water, surface and subsurface soil, or Equipment under applicable Environmental Laws, and (iv) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, in the cases of clauses (i) through (iv), to the extent addressed in Article 11.

“PSE LLC” has the meaning provided in the preamble above.

“PSE LLC Indemnitees” shall mean PSE LLC, PSE LLC’s Affiliates (including MLP GP, the Partnership and their controlled Affiliates but otherwise excluding PUSA and its Affiliates), joint owners and venturers, co-lessees and partners, and PSE LLC’s contractors and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.

“PUSA” has the meaning provided in the preamble above.

“PUSA Indemnitees” shall mean PUSA, PUSA’s Affiliates (excluding MLP GP, the Partnership and any of their controlled Affiliates), joint owners and venturers, co-lessees and partners, and PUSA’s contractors, and each of their respective officers, directors, employees, agents, representatives, insurers, subcontractors, successors and permitted assigns.

“Records” means all lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; computer and communications software or intellectual property presently used for the operation of the Assets and located on the Properties and within the possession and control of PUSA (including codes, tapes, data and program documentation and related technical information); land surveys; logs, interpretive data, technical evaluations and technical outputs, but only to the extent such logs, data, evaluations and outputs are not subject to any third-party confidentiality limitations or transfer restrictions; maps; engineering data and reports; seismic data (including raw data and any interpretive data or information relating to such seismic data) or licenses related to the Assets to the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements; and other books, records, data, files, and accounting and financial records, including Tax records, in each case to the extent related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.8, (ii) attorney-client privileged communications and work product of PUSA’s legal counsel (other than title opinions related to the Properties or other privileged documents insofar as they relate to the Assumed Obligations), (iii) reserve studies and evaluations, and (iv) records relating to the negotiation and consummation of the sale of the Assets.

“REGARDLESS OF FAULT” has the meaning set forth in Section 11.4(a).

“Retained Asset” has the meaning set forth in Section 7.8(d).

“Risk-Based Cleanup Criteria” means risk-based cleanup criteria authorized under applicable Environmental Law for remediation of a particular property, taking into consideration the use of the property being remediated and any relevant contractual or other requirements.

“Royalty Amounts” has the meaning set forth in Section 11.3.

“Schedule 1(A) Assets” means the following:

(a) the Schedule 1(A) Wellbores, together with all rights to operate, maintain, and produce, receive, sell, or dispose of production from such Schedule 1(A) Wellbores, insofar and only insofar as to the Schedule 1(A) Assigned Depths, together with a vertical easement extending an additional one hundred feet (100´) beyond the Schedule 1(A) Assigned Depths for operating purposes only;

(b) the Leases described on Schedule 1(A), insofar and only insofar as such Leases cover rights in the Schedule 1(A) Wellbores;

(c) subject to the limitations set forth in Section 1.7(a), the Mineral Interests conveyed to PUSA or its predecessors under the mineral deeds described on Schedule 1(A), insofar and only insofar as such Mineral Interests cover rights in the Schedule 1(A) Wellbores;

(d) the Contracts, insofar and only insofar as they may be useful to PSE LLC to operate and maintain the Schedule 1(A) Wellbores from the Schedule 1(A) Assigned Depths, and to produce, receive, sell, or dispose of all Hydrocarbons produced from the Schedule 1(A) Assigned Depths, through each Schedule 1(A) Wellbore;

(e) the Schedule 1(A) Equipment;

(f) Hydrocarbons produced from the Schedule 1(A) Assigned Depths through each Schedule 1(A) Wellbore from and after the Effective Time, and Inventory Hydrocarbons produced from the Schedule 1(A) Assigned Depths through each Schedule 1(A) Wellbore;

(g) the Surface Rights, insofar and only insofar as they may be useful to PSE LLC to operate and maintain the Schedule 1(A) Wellbores from the Schedule 1(A) Assigned Depths, and to produce, receive, sell, or dispose of all Hydrocarbons produced from the Schedule 1(A) Assigned Depths, through the Schedule 1(A) Wellbores; and

(h) the Records, to the extent and only to the extent related to the Schedule 1(A) Wellbores, or used or held for use in connection with the ownership, use, maintenance, or operation thereof.

“Schedule 1(A) Assigned Depths” means, as to each Schedule 1(A) Wellbore, those rights from the surface to the base of the Producing Interval.

“Schedule 1(A) Equipment” means all subsurface (but only insofar as to the Schedule 1(A) Assigned Depths) and surface Equipment used in connection with the operation of the Schedule 1(A) Wellbores, the production of Hydrocarbons from the Schedule 1(A) Wellbores, or the separating, storing, handling, compressing, dehydrating, treating, and delivery of Hydrocarbons or water produced from the Schedule 1(A) Wellbores, or otherwise associated with production from the Schedule 1(A) Wellbores, but excluding any Equipment that (i) in connection with each Schedule 1(A) Wellbore, as of the Effective Time is used after or located beyond the point of sale of Hydrocarbons produced from such Schedule 1(A) Wellbore, or (ii) as of the Effective Time, has not been charged to the owner(s) of the working interest in such Schedule 1(A) Wellbore. For purposes of this Agreement, the interest of PUSA in any Schedule 1(A) Equipment shall be equal to the proportion paid by PUSA of the cost of such Equipment.

“Schedule 1(A) Wellbores” means the wellbores of the Wells identified on Schedule 1(A).

“Schedule 1(B) Assets” means the following:

(a) the Schedule 1(B) Wellbores, together with all rights to operate, maintain, and produce, receive, sell, or dispose of production from such Schedule 1(B) Wellbores, insofar and only insofar as to the Schedule 1(B) Assigned Depths, together with a vertical easement extending an additional one hundred feet (100´) beyond the Schedule 1(B) Assigned Depths for operating purposes only;

(b) the Leases described on Schedule 1(B), insofar and only insofar as such Leases cover rights in the Schedule 1(B) Wellbores;

(c) subject to the limitations set forth in Section 1.7(a), the Mineral Interests conveyed to PUSA or its predecessors under the mineral deeds described on Schedule 1(B), insofar and only insofar as such Mineral Interests cover rights in the Schedule 1(B) Wellbores;

(d) the Contracts, insofar and only insofar as they may be useful to PSE LLC to operate and maintain the Schedule 1(B) Wellbores from the Schedule 1(B) Assigned Depths, and to produce, receive, sell, or dispose of all Hydrocarbons produced from the Schedule 1(B) Assigned Depths, through each Schedule 1(B) Wellbore;

(e) the Schedule 1(B) Equipment;

(f) Hydrocarbons produced from the Schedule 1(B) Assigned Depths through each Schedule 1(B) Wellbore from and after the Effective Time, and Inventory Hydrocarbons produced from the Schedule 1(B) Assigned Depths through each Schedule 1(B) Wellbore;

(g) the Surface Rights, insofar and only insofar as they may be useful to PSE LLC to operate and maintain the Schedule 1(B) Wellbores from the Schedule 1(B) Assigned Depths, and to produce, receive, sell, or dispose of all Hydrocarbons produced from the Schedule 1(B) Assigned Depths, through the Schedule 1(B) Wellbores; and

(h) the Records, to the extent and only to the extent related to the Schedule 1(B) Wellbores, or used or held for use in connection with the ownership, use, maintenance, or operation thereof.

“Schedule 1(B) Assigned Depths” means, as to each Schedule 1(B) Wellbore, those rights from the surface to the base of the Producing Interval.

“Schedule 1(B) Equipment” means all subsurface (but only insofar as to the Schedule 1(B) Assigned Depths) and surface Equipment used in connection with the operation of the Schedule 1(B) Wellbores, the production of Hydrocarbons from the Schedule 1(B) Wellbores, or the separating, storing, handling, compressing, dehydrating, treating, and delivery of Hydrocarbons or water produced from the Schedule 1(B) Wellbores, or otherwise associated with production from the Schedule 1(B) Wellbores, but excluding any Equipment that (i) in connection with each Schedule 1(B) Wellbore, as of the Effective Time is used after or located beyond the point of sale of Hydrocarbons produced from such Schedule 1(B) Wellbore, or (ii) as of the Effective Time, has not been charged to the owner(s) of the working interest in such Schedule 1(B) Wellbore. For purposes of this Agreement, the interest of PUSA in any Schedule 1(B) Equipment shall be equal to the proportion paid by PUSA of the cost of such Equipment.

“Schedule 1(B) Wellbores” means the wellbores of the Wells identified on Schedule 1(B).

“Schedule 2 Assets” means the following:
(a) the Schedule 2 Leases;

(b) subject to the limitations set forth in Section 1.7(b), the Schedule 2 Mineral Interests;

(c) the Schedule 2 Wells;

(d) those Contracts which relate to or are otherwise applicable to the foregoing Schedule 2 Assets, but only to the extent applicable to the foregoing Schedule 2 Assets;

(e) the Schedule 2 Equipment;

(f) Hydrocarbons produced from each Schedule 2 Well from and after the Effective Time, and Inventory Hydrocarbons produced from each Schedule 2 Well ;

(g) the Surface Rights, to the extent and only to the extent they are appurtenant to and used or held for use in connection with the operation of the Schedule 2 Leases, Schedule 2 Mineral Interests, or Schedule 2 Wells; and

(h) the Records, to the extent and only to the extent related to the foregoing Schedule 2 Assets, or used or held for use in connection with the ownership, use, maintenance, or operation thereof.

“Schedule 2 Equipment” means all subsurface and surface Equipment used in connection with the operation of the Schedule 2 Wells, the production of Hydrocarbons from the Schedule 2 Wells, or the separating, storing, handling, compressing, dehydrating, treating, and delivery of Hydrocarbons or water produced from the Schedule 2 Wells, or otherwise associated with production from the Schedule 2 Wells, but excluding any Equipment that (i) in connection with each Schedule 2 Well, as of the Effective Time is used after or located beyond the point of sale of Hydrocarbons produced from such Schedule 2 Well, or (ii) as of the Effective Time, has not been charged to the owner(s) of the working interest in such Schedule 2 Wells.

“Schedule 2 Leases” means the Leases described on Schedule 2, subject to such depth and acreage limitations as may be set forth on Schedule 2.

“Schedule 2 Mineral Interests” means the Mineral Interests conveyed to PUSA or its predecessors under the mineral deeds described on Schedule 2, subject to such depth and acreage limitations as may be set forth on Schedule 2.

“Schedule 2 Wells” means all Wells located on the Schedule 2 Leases or the Schedule 2 Mineral Interests or lands pooled therewith, including the Wells shown on Schedule 2; excluding, however, the Wells shown on Schedule 5.

“Schedule 3 Assets” means the following:

(a) the Schedule 3 Leases;

(b) subject to the limitations set forth in Section 1.7(b), the Schedule 3 Mineral Interests;

(c) the Schedule 3 Wells;

(d) those Contracts which relate to or are otherwise applicable to the foregoing Schedule 3 Assets, but only to the extent applicable to the foregoing Schedule 3 Assets;

(e) the Schedule 3 Equipment;

(f) Hydrocarbons produced from each Schedule 3 Well from and after the Effective Time, and Inventory Hydrocarbons produced from each Schedule 3 Well;

(g) the Surface Rights, to the extent and only to the extent they are appurtenant to and used or held for use in connection with the operation of the Schedule 3 Leases, Schedule 3 Mineral Interests, or Schedule 3 Wells; and

(h) the Records, to the extent and only to the extent related to the foregoing Schedule 3 Assets, or used or held for use in connection with the ownership, use, maintenance, or operation thereof.

“Schedule 3 Equipment” means all subsurface and surface Equipment used in connection with the operation of the Schedule 3 Wells, the production of Hydrocarbons from the Schedule 3 Wells, or the separating, storing, handling, compressing, dehydrating, treating, and delivery of Hydrocarbons or water produced from the Schedule 3 Wells, or otherwise associated with production from the Schedule 3 Wells, but excluding any Equipment that (i) in connection with each Schedule 3 Well, as of the Effective Time is used after or located beyond the point of sale of Hydrocarbons produced from such Schedule 3 Well, or (ii) as of the Effective Time, has not been charged to the owner(s) of the working interest in such Schedule 3 Well.

“Schedule 3 Leases” means the Leases described on Schedule 3, subject to such depth and acreage limitations as may be set forth on Schedule 3.

“Schedule 3 Mineral Interests” means the Mineral Interests conveyed to PUSA or its predecessors under the mineral deeds described on Schedule 3, subject to such depth and acreage limitations as may be set forth on Schedule 3.

“Schedule 3 Wells” means all Wells located on the Schedule 3 Leases or the Schedule 3 Mineral Interests or lands pooled therewith, including the wells shown on Schedule 3; excluding, however, the Wells shown on Schedule 5.

“Schedule 4 Assets” means the following:

(a) the Schedule 4 Leases;

(b) subject to the limitations set forth in Section 1.7(b), the Schedule 4 Mineral Interests;

(c) the Schedule 4 Wells;

(d) those Contracts which relate to or are otherwise applicable to the foregoing Schedule 4 Assets, but only to the extent applicable to the foregoing Schedule 4 Assets;

(e) the Schedule 4 Equipment;

(f) Hydrocarbons produced from each Schedule 4 Well from and after the Effective Time, and Inventory Hydrocarbons produced from each Schedule 4 Well;

(g) the Surface Rights, to the extent and only to the extent they are appurtenant to and used or held for use in connection with the operation of the Schedule 4 Leases, Schedule 4 Mineral Interests, or Schedule 4 Wells; and

(h) the Records, to the extent and only to the extent related to the foregoing Schedule 4 Assets, or used or held for use in connection with the ownership, use, maintenance, or operation thereof.

“Schedule 4 Equipment” means all subsurface and surface Equipment used in connection with the operation of the Schedule 4 Wells, the production of Hydrocarbons from the Schedule 4 Wells, or the separating, storing, handling, compressing, dehydrating, treating, and delivery of Hydrocarbons or water produced from the Schedule 4 Wells, or otherwise associated with production from the Schedule 4 Wells, but excluding any Equipment that (i) in connection with each Schedule 4 Well, as of the Effective Time is used after or located beyond the point of sale of Hydrocarbons produced from such Schedule 4 Well, or (ii) as of the Effective Time, has not been charged to the owner(s) of the working interest in such Schedule 4 Well.

“Schedule 4 Leases” means the Leases described on Schedule 4, subject to such depth and acreage limitations as may be set forth on Schedule 4.

“Schedule 4 Mineral Interests” means the Mineral Interests conveyed to PUSA or its predecessors under the mineral deeds described on Schedule 4, subject to such depth and acreage limitations as may be set forth on Schedule 4.

“Schedule 4 Wells” means all Wells located on the Schedule 4 Leases or the Schedule 4 Mineral Interests or lands pooled therewith, including the wells shown on Schedule 4; excluding, however, the Wells shown on Schedule 5.

“Schedule 5 Assets” means the following:

(a) the Schedule 5 Wellbores, together with all rights to operate, maintain, and dispose of water in such Schedule 5 Wellbores;

(b) the Contracts, insofar and only insofar as they may be useful to PSE LLC to operate and maintain the Schedule 5 Wellbores, and to dispose of water in the Schedule 5 Wellbores;

(c) all surface and subsurface Equipment used or primarily held for use in connection with the operation or maintenance of the Schedule 5 Wellbores or the disposal of water in the Schedule 5 Wellbores;

(d) the Surface Rights, to the extent and only to the extent they are appurtenant to and used or held for use in connection with the operation of the Schedule 5 Wellbores; and

(e) the Records, to the extent and only to the extent related to the Schedule 5 Wellbores, or used or held for use in connection with the ownership, use, maintenance, or operation thereof.

“Schedule 5 Wellbores” means the wellbores of the Wells identified on Schedule 5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Surface Rights” means all easements, permits, licenses, servitudes, rights-of-way, surface leases, and other surface rights appurtenant to, and used or held for use in connection with, the Properties; but excluding any such rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.8.

“Tax Allocated Value” has the meaning set forth in Section 2.3.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer, or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Tax Returns” has the meaning set forth in Section 5.8.

“Title Arbitrator” has the meaning set forth in Section 3.4(i).

“Title Benefit” has the meaning set forth in Section 3.2(c).

“Title Benefit Amount” has the meaning set forth in Section 3.4(e).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2(c).

“Title Defect Amount” has the meaning set forth in Section 3.4(d).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein or Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Voluntary Cleanup Program”meansa program of the United States or a state of the United States enacted pursuant to Environmental Laws that provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal, or remediation of contamination that exceeds actionable levels established pursuant to Environmental Laws.

“VPP” means a volumetric production payment created pursuant to a Conveyance of Term Overriding Royalty Interest from PUSA, Inc and Pioneer Natural Resources Properties LP to Wolfcamp Oil and Gas Trust, a Delaware Statutory Trust, dated April 18, 2005 recorded in Volume 2508 Page 1; Midland County, Texas and covering methane, and a Conveyance of Term Overriding Royalty Interest from PUSA, Inc and Pioneer Natural Resources Properties LP to Wolfcamp Oil and Gas Trust, a Delaware Statutory Trust, dated April 18, 2005 recorded in Volume 2507 Page 565; Midland County, Texas covering hydrocarbons, pursuant to which PUSA sold 7.3 million barrels of oil equivalent of proved reserves in the Spraberry field, and which, under its original terms, required the delivery by PUSA of specified quantities of gas through December 2007 and specified quantities of oil through December 2010.

“Wells” means all oil, gas, water, injection or disposal wells located on the Leases or the Mineral Interests, whether producing, shut-in, temporarily or permanently abandoned, including the wells shown on Schedules 1-5.

“Working Interest” has the meaning set forth in Section 3.2.

Section 1.7 Limitation on Conveyance of Mineral Interests.

(a) With respect to each Schedule 1(A) Wellbore and Schedule 1(B) Wellbore, and subject to the remainder of this Section 1.7(a), the rights, titles, and interests in the Mineral Interests to be conveyed to PSE LLC shall be limited in duration to a term commencing on the Closing Date and continuing for so long as Hydrocarbons are produced in Paying Quantities from the Schedule 1(A) Assigned Depths in such Schedule 1(A) Wellbore or Schedule 1(B) Assigned Depths in such Schedule 1(B) Wellbore, as applicable. If, at any time or times after the Closing, the production of Hydrocarbons in Paying Quantities from the Schedule 1(A) Assigned Depths in any such Schedule 1(A) Wellbore or Schedule 1(B) Assigned Depths in any such Schedule 1(B) Wellbore should cease from any cause, then PSE LLC’s rights in the Mineral Interests applicable to such Schedule 1(A) Wellbore or Schedule 1(B) Wellbore, as applicable, shall nevertheless continue in force and effect if drilling or reworking operations in an attempt to restore production in Paying Quantities from the Schedule 1(A) Assigned Depths in such Schedule 1(A) Wellbore or Schedule 1(B) Assigned Depths in such Schedule 1(B) Wellbore, as applicable, are commenced within sixty (60) days after such cessation of production, and remain in force and effect for so long as such drilling or reworking operations are diligently prosecuted with no cessation of more than thirty (30) consecutive days; and if such drilling or reworking operations result in the production of Hydrocarbons in Paying Quantities from the Schedule 1(A) Assigned Depths in such Schedule 1(A) Wellbore or Schedule 1(B) Assigned Depths in such Schedule 1(B) Wellbore, as applicable, then PSE LLC’s rights in the Mineral Interests applicable to such Schedule 1(A) Wellbore or Schedule 1(B) Wellbore, as applicable, shall remain in force and effect for so long thereafter as such Hydrocarbons are produced in Paying Quantities. Further, if the interests in any Schedule 1(A) Wellbore or Schedule 1(B) Wellbore conveyed to PSE LLC at Closing include both one or more Mineral Interests and one or more Leases, then the Mineral Interest(s) applicable to such Schedule 1(A) Wellbore or Schedule 1(B) Wellbore shall remain in force and effect for so long as any Lease applicable to such Schedule 1(A) Wellbore or Schedule 1(B) Wellbore, as applicable, remains in force and effect or is renewed in such time and manner as to remain subject to the applicable operating agreement for such Schedule 1(A) Wellbore or Schedule 1(B) Wellbore, as applicable.

(b) With respect to each Schedule 2 Well, Schedule 3 Well, and Schedule 4 Well, and subject to the remainder of this Section 1.7(b), the rights, titles, and interests in the Mineral Interests to be conveyed to PSE LLC shall be limited in duration to a term commencing on the Closing Date and continuing for so long as Hydrocarbons are produced in Paying Quantities from the applicable Mineral Interest (whether from an existing Well or a subsequent Well). If, at any time or times after the Closing, the production of Hydrocarbons in Paying Quantities from any such Mineral Interest should cease from any cause, then PSE LLC’s rights in such Mineral Interest shall nevertheless continue in force and effect if drilling or reworking operations in an attempt to restore production in Paying Quantities from a well located on such Mineral Interest (or lands pooled therewith) are commenced within sixty (60) days after such cessation of production, and remain in force and effect for so long as such drilling or reworking operations are diligently prosecuted with no cessation of more than thirty (30) consecutive days; and if such drilling or reworking operations result in the production of Hydrocarbons in Paying Quantities from such Well, then PSE LLC’s rights in such Mineral Interest shall remain in force and effect for so long thereafter as such Hydrocarbons are produced in Paying Quantities. Further, if the interests in any Schedule 2 Well, Schedule 3 Well, or Schedule 4 Well (or any subsequent Well drilled on the Schedule 2 Leases, Schedule 3 Leases, or Schedule 4 Leases) include both one or more Mineral Interests and one or more Leases, then the Mineral Interest(s) applicable to such Well shall remain in force and effect for so long as any Lease applicable to such Well remains in force and effect or is renewed in such time and manner as to remain subject to the applicable operating agreement for such Well.

ARTICLE 2

CONSIDERATION

Section 2.1 Consideration. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in exchange for the Assets, the Partnership and PSE LLC shall cause to be paid to PUSA an amount in cash equal to $171,200,000 (the “Consideration”), as adjusted as provided in Section 2.2.

Section 2.2 Adjustments to Consideration. The Consideration shall be adjusted, as applicable, as follows with all such amounts being determined in accordance with GAAP and COPAS standards:

(a) Reduced by the aggregate amount of the following proceeds received by PUSA between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens paid to third-parties on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise Taxes not reimbursed to PUSA by the purchaser of Hydrocarbon production) produced from or attributable to the Properties during the Adjustment Period including royalty payments and overriding royalty payments received by PUSA from the sale of such production, and (ii) delay rental payments, shut-in royalty payments, lease bonus payments and other proceeds earned with respect to the Assets during the Adjustment Period;

(b) Reduced to the extent provided in Section 7.8 with respect to Preference Rights and Retained Assets;

(c) (i) If PUSA makes the election under Section 3.4(d)(i) with respect to a Title Defect, subject to the Individual Title Threshold and the Aggregate Title Deductible, reduced by the Title Defect Amount with respect to such Title Defect, if the Title Defect Amount has been determined prior to Closing, or (ii) subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, increased by the Title Benefit Amount with respect to each Title Benefit for which the Title Benefit Amount has been determined prior to Closing;

(d) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by PUSA and incurred at or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);

(e) Reduced to the extent provided in Section 3.4(d)(ii) for any Properties excluded from the Assets pursuant to Section 3.4(d)(ii);

(f) Increased or reduced as agreed upon in writing by PUSA and PSE LLC;

(g) Increased by the value of Inventory Hydrocarbons included in the Assets, which value shall be based upon the price as of the Closing Date reflected in Contracts of PUSA, as existing on the Closing Date, for the sale of such Hydrocarbons; and

(h) Increased or reduced, as the case may be, for Imbalances as of the Effective Time insofar as such Imbalances differ, either upward or downward, in volumes exceeding five percent (5%) of the amount set forth on Schedule 5.16, based on a price of $2.00 per MMBtu for gas Imbalances or $60.00 per barrel for oil Imbalances.

Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, PSE LLC’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, PSE LLC shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, PSE LLC’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, PSE LLC shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

Section 2.3 Allocation of Consideration for Tax Purposes. For purposes of all Tax Returns, (i) any adjustments to the Consideration allocable to the Assets pursuant to Section 2.2, other than the adjustments provided for in Sections 2.2(b) and 2.2(c), shall be applied on a pro rata basis to the Allocated Values and (ii) after all such adjustments are made, any adjustments to the Consideration pursuant to Sections 2.2(b) and 2.2(c) shall be applied to the particular affected Properties. PUSA hereby is deemed to have accepted such Allocated Values (as adjusted in the manner contemplated above in this Section 2.3) for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. PUSA and PSE LLC agree (i) that the Allocated Values shall be used by PUSA and PSE LLC as the basis for allocating all elements treated as consideration for federal, state, and local Tax purposes among the Assets (such amounts as agreed by PUSA and PSE and allocated on the foregoing basis, the “Tax Allocated Values”) and utilize the Tax Allocated Values for purposes of all Tax Returns, including, without limitation, Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Tax Allocated Values in notices to government authorities or in audit or other proceedings with respect to Taxes. PSE LLC and PUSA further agree that the portion of Tax Allocated Values attributable to tangible personal property shall equal the adjusted basis of such property on the Closing Date.

ARTICLE 3

TITLE MATTERS

Section 3.1 PUSA’s Title.

(a) Except for the special warranty of title referenced in Section 3.1(b) and the representations of PUSA in Section 5.26(a) and without limiting PSE LLC’s right to adjust the Consideration by operation of this Article 3, PUSA makes no warranty or representation, express, implied, statutory or otherwise, with respect to PUSA’s title to any of the Assets and the Partnership and PSE LLC hereby acknowledge and agree that the sole remedy of the Partnership and PSE LLC for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be PSE LLC’s right to adjust the Consideration to the extent provided in this Article 3 and (ii) after Closing, shall be pursuant to the special warranty of title referenced in Section 3.1(b) and the indemnity rights with respect to Section 5.26(a).

(b) The conveyance to be delivered by PUSA to PSE LLC shall be substantially in the form of Exhibit B hereto (the “Conveyance”) and contain a special warranty of title by, through and under PUSA, but not otherwise, to the Assets.

(c) Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter that could also result in the breach of any representation or warranty of PUSA set forth in Article 5, then PSE LLC and the Partnership shall only be entitled to assert such matter (i) before Closing, as a Title Defect to the extent permitted by this Article 3, or (ii) after Closing, except with respect to breaches of Section 5.21, as a breach of PUSA’s special warranty of title contained in the Conveyance, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

Section 3.2 Definition of Defensible Title. As used in this Agreement, the term “Defensible Title” means that title of PUSA with respect to the Properties shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances:

(a) When conveyed to PSE LLC under this Agreement, will entitle PSE LLC to receive a share of the Hydrocarbons (or the proceeds of sale thereof) produced, saved and marketed from the Properties throughout the duration of the productive life of such Properties (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third parties on or measured by production of Hydrocarbons, hereinafter “Net Revenue Interest”), of not less than the “Net Revenue Interest” shown in Exhibit A-1 for such Properties, except decreases in connection with those operations in which PSE LLC may after the Effective Time be a non-consenting co-owner, decreases resulting from the establishment or amendment after the Effective Time of pools or units, and except as stated in such Exhibit A-1;

(b) When conveyed to PSE LLC under this Agreement, will obligate PSE LLC to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, the Properties (hereinafter “Working Interest”) not greater than the “Working Interest” shown in Exhibit A-1 for such Properties, without increase throughout the productive life of such Properties except as stated in Exhibit A-1 and except increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in PUSA’s Net Revenue Interest; and

(c) Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects.

As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including, without limitation, a discrepancy in Net Revenue Interest or Working Interest) that causes PUSA not to have Defensible Title in and to the Properties. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of PUSA in any Properties above that shown on Exhibit A-1, without causing a greater than proportionate increase in PUSA’s Working Interest above that shown in Exhibit A-1. Notwithstanding the foregoing, the following shall not be considered Title Defects:

1.	defects arising out of lack of corporate or other entity authorization, unless PSE LLC or the Partnership provides affirmative evidence that the action was not authorized;
2.

defects based on failure to record Leases issued by any Governmental Body, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Property is located; and

3.	defects that have been cured by applicable Laws of limitations or prescription.

Section 3.3 Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a) Royalties and any overriding royalties, production payments, net profits interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens does not reduce PUSA’s Net Revenue Interest in any Property below that shown in Exhibit A-1 or increase PUSA’s Working Interest in any Property above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;

(b) Hydrocarbon production sales contracts relating to the Assets, and all other Leases, unit agreements, pooling agreements, operating agreements, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that the net cumulative effect of such instruments does not reduce PUSA’s Net Revenue Interest in any Property below that shown in Exhibit A-1 or increase PUSA’s Working Interest in any Property above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;

(c) Preference Rights applicable to the Assets with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights;

(d) Third-party consent requirements and similar restrictions with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, and such consents or waivers as would customarily be received after Closing;

(e) Liens for current Taxes or assessments not yet delinquent or, if delinquent, contested in good faith by appropriate actions as described on Schedule 3.3(e);

(f) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, contested in good faith by appropriate actions as described on Schedule 3.3(f);

(g) All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Assets or interests therein if they are not required or customarily obtained prior to the conveyance;

(h) Excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not unreasonably interfere with the operation of the Assets or individually reduce PUSA’s Net Revenue Interest below that shown in Exhibit A-1 or increase PUSA’s Working Interest above that shown in Exhibit A-1 without a corresponding increase in the Net Revenue Interest;

(j) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

(k) Any encumbrance on or affecting the Assets which is expressly assumed or waived by PSE LLC at or prior to Closing or which is discharged by PUSA at or prior to Closing;

(l) Imbalances associated with the Assets;

(m) Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce PUSA’s Net Revenue Interest below that shown in Exhibit A-1, or increase PUSA’s Working Interest above that shown in Exhibit A-1 without a corresponding increase in Net Revenue Interest;

(n) Matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold, as applicable, set forth in Section 3.4(j); and

(o) Liens granted under applicable joint operating agreements to secure payment of amounts not yet delinquent; and

(p) the VPP.

Section 3.4 Notice of Title Defect Adjustments.

(a) To assert a claim of a Title Defect, PSE LLC or the Partnership must deliver claim notices to PUSA (each a “Title Defect Notice”) on or before five business (5) days prior to the Closing (the “Title Claim Date”). Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Properties affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) reasonable supporting documentation evidencing the existence of the alleged Title Defect(s), and (v) the amount by which PSE LLC or the Partnership reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and summary of the facts upon which such belief is based. Notwithstanding any other provision of this Agreement to the contrary, PSE LLC and the Partnership shall be deemed to have waived any right to assert Title Defects that PUSA has not been given notice in compliance with the preceding sentence on or before the Title Claim Date; provided, however, such waiver shall have no effect or limitation on the special warranty of title referenced in Section 3.1(b). For purposes of this Agreement, the term “Allocated Value” shall mean the portion of the Consideration that has been allocated to a Property in Exhibit A-1.

(b) PUSA shall have the right, but not the obligation, to deliver to PSE LLC on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Properties affected, (iii) the Allocated Value of the Properties subject to such Title Benefit and (iv) the amount by which PUSA reasonably believes the Allocated Value of those Properties is increased by the Title Benefit, and the computations and information upon which PUSA’s belief is based. PUSA shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Title Claim Date.

(c) PUSA shall have the right, but not the obligation, to attempt, at its sole cost and expense, to cure or remove at any time prior to Closing (the “Cure Period”), unless the Parties otherwise agree, any Title Defects of which it has been advised by PSE LLC or the Partnership.

(d) Remedies for Title Defects. In the event that any Title Defect is not waived by PSE LLC or the Partnership or cured on or before Closing, PUSA may, at its sole election, elect to:

(i) subject to the Individual Title Threshold, as applicable, and the Aggregate Title Deductible, reduce the Consideration by an amount agreed upon (“Title Defect Amount”) pursuant to Sections 3.4(g), 3.4(i) or 3.4(l) by PSE LLC and PUSA as being the value of such Title Defect (taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby); provided, however, that the methodology, terms and conditions of Sections 3.4(g) and 3.4(l) shall control any such determination;

(ii) retain the entirety of the Property that is subject to such Title Defect, together with all associated Assets, in which event the Consideration shall be reduced by an amount equal to the Allocated Value of such Property; provided, however, that this remedy shall not be applicable if such Title Defect results from an increase in PUSA’s Working Interest or decrease in PUSA’s Net Revenue Interest in such Property; or

(iii) if the aggregate Title Defect Amounts for uncured Title Defects, less the sum of all Title Benefits Amounts for Title Benefits, exceeds twenty percent (20%) of the Consideration, terminate this Agreement.

(e) Subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, with respect to each Property affected by Title Benefits reported under Section 3.4(b), the Consideration shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Property caused by such Title Benefits, as determined pursuant to Section 3.4(h).

(f) Section 3.4(d) shall be the exclusive right and remedy of PSE LLC and the Partnership with respect to Title Defects asserted by PSE LLC and/or the Partnership pursuant to this Section 3.4.

(g) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i) if PSE LLC and PUSA agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the undisputed and liquidated amount;

(iii) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;

(iv) if the Title Defect is that the Working Interest for any Title Defect Property exceeds the Working Interest stated on Exhibit A-1 without a corresponding increase in the Net Revenue Interest, then the Title Defect Amount shall be equal to the present value (discounted at 10% compounded annually) of the estimated increase in the costs and expenses for the maintenance and development of, and operations relating to, such Title Defect Property for the period from and after the Effective Time which is attributable to such increase in Working Interest;

(v) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i) - (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by PSE LLC and PUSA and such other factors as are necessary to make a proper evaluation; and

(vi) notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-1.

(i) PUSA and PSE LLC shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts prior to Closing, and if PUSA and PSE LLC are unable to agree by Closing, the Parties shall proceed with Closing with no adjustments to the Closing Payment for any Title Defect Amounts or Title Benefit Amounts remaining in dispute. In that event, either PUSA or PSE LLC, as its sole and exclusive remedy with respect to any such Title Defect Amounts and Title Benefit Amounts remaining in dispute, may refer the Title Defect Amounts and Title Benefit Amounts remaining in dispute to binding arbitration pursuant to this Section 3.4(i). Any Party electing to have such a dispute resolved pursuant to this Section 3.4(i) must provide written notice to the other Party no later than fifteen (15) Business Days following the Closing Date. There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of PSE LLC and PUSA within fifteen (15) Business Days following the date notice of the election to arbitrate is delivered, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Dallas County, Texas and shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including, without limitation, petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by a Party and shall not be empowered to award damages, interest or penalties to any Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case and indemnify and hold harmless the other Parties with respect thereto. PUSA and PSE LLC shall each bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to PSE LLC and PUSA of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) PSE LLC shall pay to PUSA the amount, if any, so awarded by the Title Arbitrator to PUSA and (ii) PUSA shall pay to PSE LLC the amount, if any, so awarded by the Title Arbitrator to PSE LLC.

(j) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Consideration or other remedies provided by PUSA for individual Title Defects that do not exceed Twenty-Five Thousand Dollars ($25,000) (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Consideration or other remedies provided by PUSA for Title Defects unless the amount of all such Title Defects (assuming that such Title Defect exceeds the Individual Title Threshold), in the aggregate (excluding any Title Defects cured or indemnified by PUSA) exceeds one percent (1%) of the Allocated Value of the Properties (the “Aggregate Title Deductible”), after which point PSE LLC shall be entitled to adjustments to the Consideration or other remedies only with respect to Title Defects in excess of such Aggregate Title Deductible.

(k) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any increase in the Consideration for Individual Title Benefits that do not exceed (A) Twenty-Five Thousand Dollars ($25,000) (“Individual Benefit Threshold”); and (ii) in no event shall there be any increase in the Consideration for any Title Benefits unless the amount of all Title Benefits, in the aggregate, exceeds a deductible in an amount equal to one percent (1%) of the Allocated Value of the Properties (“Aggregate

Benefit Deductible”), after which point PUSA shall be entitled to an increase to the Consideration in excess of such Aggregate Benefit Deductible.

Section 3.5 Casualty or Condemnation Loss.

(a) PSE LLC shall assume all risk of loss with respect to, and any change in the condition of the Assets from the Effective Time until Closing for production of Hydrocarbons through normal depletion (including, but not limited to, the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear.

(b) Subject to the provisions of Sections 8.1(f) and 8.2(f) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such casualty or taking individually or in the aggregate exceeds one percent (1%) of the Consideration, PSE LLC and the Partnership shall nevertheless be required to close, and PUSA shall elect by written notice to PSE LLC prior to Closing: (i) to reduce the Consideration by the amount by which the value of the Assets has been diminished as a result of such loss; (ii) to cause the Assets affected by any casualty or taking to be repaired or restored prior to Closing to at least their condition prior to such casualty, at PUSA’s sole cost; or (iii) to indemnify PSE LLC in a manner reasonably acceptable to PSE LLC against any costs or expenses that PSE LLC reasonably incurs to repair the Assets subject to any casualty or taking. In each case, PUSA shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking, except to the extent the Parties otherwise agree in writing. If the Parties do not agree upon the amount by which the value of the affected Asset has been diminished by casualty loss, as provided in clause (i) above; the affected Asset is not repaired prior to Closing as provided in clause (ii) above; and the Parties do not agree upon an indemnity as provided in clause (iii) above, then the affected Asset shall be retained by PUSA and the Consideration shall be reduced by the Allocated Value thereof.

(c) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such casualty or taking individually or in the aggregate is one percent (1%) or less of the Consideration, PSE LLC and the Partnership shall nevertheless be required to close and PUSA shall, at Closing, pay to PSE LLC all sums paid to PUSA by third parties by reason of such casualty or taking and shall assign, transfer and set over to PSE LLC or subrogate PSE LLC to all of PUSA’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of PUSA and its and their directors, officers, employees and agents) arising out of the casualty or taking.

Section 3.6 Limitations on Applicability. The right of PSE LLC to assert a Title Defect under this Agreement shall terminate as of the Title Claim Date; provided there shall be no termination of PSE LLC’s or PUSA’s rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, except as to PUSA’s representations in Section 5.21 and except as to PUSA’s title representation in Section 5.26(a), the sole and exclusive rights and remedies of PSE LLC and the Partnership with regard to title to the Assets shall be limited to PSE LLC’s rights and remedies as set forth in, and arise under, the Conveyance transferring the Assets from PUSA to PSE LLC.

ARTICLE 4

ENVIRONMENTAL MATTERS

Section 4.1 Assessment.

(a) Upon notice to PUSA and subject to Section 4.1(b) and Section 11.4(b)(v), PSE LLC shall have the right to conduct an environmental assessment of all or any portion of the Assets (the “Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by PUSA. The Assessment shall be conducted at the sole cost and expense of PSE LLC, and shall be subject to the indemnity provisions of Section 4.3 and Section 11.4(b)(v). Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Assets (“Invasive Activity”), PSE LLC shall furnish for PUSA’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. PUSA may, in its sole and absolute discretion, refuse to permit any Invasive Activity, in which event the affected Property, at the option of PSE LLC, shall be removed from the Assets and the Consideration reduced by the Allocated Value thereof. In addition, if any of the proposed activities may unreasonably interfere with normal operation of the Assets, PUSA may request an appropriate modification of the proposed Invasive Activity. PUSA shall have the right to be present during any Assessment of the Assets and shall have the right, at its option and expense, to split samples with PSE LLC. After completing any Assessment of the Assets, PSE LLC shall, at its sole cost and expense, restore the Assets to their condition prior to the commencement of such Assessment (unless PUSA requests otherwise) and shall promptly and properly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of the Assessment. Until Closing, PSE LLC shall maintain, and shall cause its officers, employees, representatives, consultants, agents and advisors to maintain, all information obtained by PSE LLC pursuant to any Assessment or other due diligence activity as strictly confidential, unless disclosure of any facts as a result of such Assessment is required under any applicable Laws. PSE LLC shall provide PUSA with a copy of the final product of all environmental reports prepared by, or on behalf of, PSE LLC with respect to any Assessment or Invasive Activity conducted on the Assets. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any Assessment conducted by, for or on behalf of PSE LLC, PSE LLC agrees that, PUSA shall be the responsible Party for disclosing such matters to the appropriate Governmental Bodies; provided, however, that PUSA may make such disclosure as may be required of it under applicable Law.

(b) PSE LLC acknowledges that the permission of the operator (if other than PUSA) or another third person may be required before PSE LLC will be able to conduct an environmental assessment and that such permission may not be obtained. PUSA shall use reasonable efforts to obtain such permission for PSE LLC upon PSE LLC’s request. All inspections pursuant to this Section 4.1 shall be at PSE LLC’s sole risk, cost, and expense. PSE LLC agrees to comply with the rules, regulations and instructions issued by PUSA and other operators of the Assets regarding the actions of PSE LLC while upon, entering, or leaving the Assets.

Section 4.2 NORM, Wastes and Other Substances. PSE LLC acknowledges that the Assets have been used for exploration, development and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, Hazardous Substances or NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms. The wells, materials and equipment located on the Properties or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, Hazardous Substances, and NORM from the Assets.

Section 4.3 Inspection Indemnity. PSE LLC HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS PUSA INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES AND CLAIMS RESULTING FROM ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PSE LLC OR ITS AGENTS, WHETHER BEFORE, AT OR AFTER THE EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE NEGLIGENCE OR STRICT LIABILITY OF PUSA.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PUSA

Section 5.1 Generally.

(a) Any representation or warranty qualified “to the knowledge of PUSA” or “to PUSA’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of PUSA (with no duty of inquiry). “Actual knowledge” for purposes of this Agreement means information personally known by such officers (with no duty of inquiry).

(b) Inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.8 and 11.9 and the other terms and conditions of this Agreement, PUSA represents and warrants to PSE LLC the following:

Section 5.2 Existence and Qualification. PUSA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where the Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.

Section 5.3 Power. PUSA has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4 Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of PUSA. This Agreement has been duly executed and delivered by PUSA (and all documents required hereunder to be executed and delivered by PUSA at Closing will be duly executed and delivered by PUSA) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of PUSA, enforceable against PUSA in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.5 No Conflicts. Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 5.13, the execution, delivery and performance of this Agreement by PUSA, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation, bylaws, or similar governing documents of PUSA, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, Bond, mortgage, indenture, license or agreement to which PUSA is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to PUSA as a party in interest, (iv) violate any Laws applicable to PUSA or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof, and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.

Section 5.6 Liability for Brokers’ Fees. PSE LLC shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of PUSA, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation. Except as set forth in Schedule 5.7, no investigation, proceeding, action, suit or other legal proceeding of any kind or nature before any Governmental Body or arbitrator (including any take-or-pay claims) is pending or, to PUSA’s knowledge, threatened which relates to the Assets, and no notice in writing from any Governmental Body has been received by PUSA claiming any material violation of or noncompliance with any Law with respect to the Assets.

Section 5.8 Taxes and Assessments. With respect to all Taxes relating to the Assets (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) required to be filed by PUSA have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and (c) all Taxes owed by PUSA have been paid, except those being contested in good faith by appropriate proceedings. Except as set forth on Schedule 5.8, to PUSA’s knowledge, (a) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes related to the Assets; (b) there are no administrative proceedings or lawsuits that are pending or, to PUSA’s knowledge, threatened, against the Assets or PUSA by any taxing authority; and (c) there are no Tax liens on any of the Assets except for liens for Taxes not yet due. All amounts required in the operation of the business to be withheld by PUSA and paid to governmental agencies for Taxes, including income, social security, unemployment insurance, sales, excise, use and other Taxes, have been collected or withheld and paid to the proper Governmental Body. PUSA has made all deposits applicable Law requires it to make in the operation of the business with respect to employees’ withholding and other employment taxes. None of the Assets are subject to tax partnership reporting requirements under applicable provisions of the Code. None of the Assets is an interest in any entity.

Section 5.9 Compliance with Laws. Except as disclosed on Schedule 5.9, to PUSA’s knowledge, the Assets are, and the operation of the Assets is in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof, except where the failure to so comply would not have a Material Adverse Effect. Notwithstanding the foregoing, PUSA makes no representation or warranty, express or implied, under this Section relating to any Environmental Liabilities or Environmental Law, which topics are addressed in Section 5.22.

Section 5.10 Contracts. Except as disclosed on Schedule 5.10 or for instances that would not have a Material Adverse Effect, (a) PUSA has paid its share of all costs payable by it under the Contracts, except those being contested in good faith by appropriate proceedings, (b) PUSA is in compliance with and has received no notice of default with respect to the Contracts, and (c) to PUSA’s knowledge, no third party is in default under the Contracts. Except as disclosed on Schedule 5.10, there are no Hydrocarbon Sales Contracts which are not terminable on no more than thirty (30) days’ notice.

Section 5.11 Payments for Hydrocarbon Production. Except with respect to the VPP or as set forth on Schedule 5.11, to the knowledge of PUSA, (a) all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and/or payable by PUSA to any other interest owners in the Properties with respect to production occurring on or prior to the Effective Time under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, and (b) PUSA is not obligated under, and none of the Assets are subject to, any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

Section 5.12 Governmental Authorizations. To PUSA’s knowledge, except as disclosed on Schedule 5.12, PUSA has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated. Except as disclosed in Schedule 5.7 or Schedule 5.12, to PUSA’s knowledge, (i) each of the developed Properties has been operated in accordance with the conditions and provisions of such Governmental Authorizations in all material respects, and (ii) no written notices of violation have been received by PUSA, and no proceedings are pending or threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remedial action by PUSA. Notwithstanding the foregoing, PUSA makes no representation or warranty, express or implied, under this Section relating to any Environmental Liabilities or Environmental Law, which topics are addressed in Section 5.22.

Section 5.13 Preference Rights and Transfer Requirements. Except as disclosed on Schedule 5.13, none of the Assets, or any portion thereof, is subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement or which may otherwise burden such Assets or portion thereof after the Closing Date.

Section 5.14 Payout Balances. To PUSA’s knowledge, except as disclosed on Schedule 5.14, the Payout Balance and payout consequence for each Well included in the Properties that has a payout consequence is properly reflected on Schedule 5.14 as of the respective dates shown thereon.

Section 5.15 Outstanding Capital Commitments. As of the date hereof, there are no outstanding commitments to make capital expenditures which are binding on the Assets and which PUSA reasonably anticipates will individually require expenditures by PSE LLC from and after the Effective Time in excess of Fifty Thousand Dollars ($50,000) other than those shown on Schedule 5.15. Other than offset provisions and Pugh clauses contained in the Leases and except as set forth in Schedule 5.15, there are no contractual obligations of PUSA that require the drilling of additional Wells or other material development operations in order to earn or to continue to hold all or any portion of the Assets, and PUSA has not received written notice from a lessor of any requirements or demands to drill additional Wells on any of the Properties, which requirements or demands have not been resolved.

Section 5.16 Imbalances. To PUSA’s knowledge, except as disclosed on Schedule 5.16, as of the date hereof, PUSA does not have any Imbalances arising with respect to the Assets, and (i) no Person is entitled to receive any material portion of PUSA’s Hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) PUSA is not obligated to deliver any material quantities of gas or to pay any material penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (iii) PUSA is not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.

Section 5.17 Condemnation. To PUSA’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties or Assets by reason of condemnation or the threat of condemnation.

Section 5.18 Bankruptcy. There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or threatened against PUSA.

Section 5.19 NGA. No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. PUSA is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938.

Section 5.20 Investment Company. PUSA is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 5.21 Certain Payments. Subject to customary payment practices in the oil and natural gas industry, to PUSA’s knowledge, PUSA is receiving its Net Revenue Interest share, as shown on Exhibit A-1, of proceeds from the sale of production produced from the Properties in which PUSA holds an undivided Working Interest, without suspense, counterclaim or set-off. Subject to customary payment practices in the oil and natural gas industry, PUSA is receiving its royalty, mineral interest or overriding royalty share as shown on Exhibit A-1 of all proceeds of production and any other proceeds, including, without limitation, delay rental payments, shut-in royalty payments, bonus payments or other proceeds due PUSA from those Assets in which PUSA holds a royalty, mineral or overriding royalty interest, without suspense, counterclaim, set-off or other restriction which would act to reduce or delay payment of such royalty, overriding royalty or other proceeds to PUSA or following Closing to PSE LLC.

Section 5.22 Environmental. To PUSA’s knowledge, the ownership and the operation of the Assets is in compliance with all applicable Environmental Laws, except such failures to comply as, individually or in the aggregate, would not have a Material Adverse Effect. Except for contamination that would not, individually or in the aggregate, have a Material Adverse Effect, to PUSA’s knowledge, there has been no pollution or contamination of groundwater, surface water, soil or subsurface strata on the Properties resulting from hydrocarbon or related activities on such Properties which was required to be remediated under applicable Environmental Laws on or before the date of this Agreement for which the owner of the Assets would be liable but which has not been remediated. PUSA has not received any unresolved written notice from any Person or Governmental Body asserting or alleging that the Assets are or may be in violation of Environmental Laws, are or may be the subject of any investigation pursuant to Environmental Laws or are or may be subject to Environmental Liabilities.

Section 5.23 No Wells to be Plugged and Abandoned. Except as set forth on Schedule 5.23, there are not any Wells located on the Properties that, to PUSA’s knowledge, (i) PUSA is obligated by any Law or contract to currently plug and/or abandon; or (ii) have been plugged and/or abandoned in a manner that does not comply in all material respects with all applicable Laws.

Section 5.24 Insurance. Schedule 5.24 lists all of the insurance policies maintained by PUSA and its Affiliates with respect to the Assets and its operations thereon.

Section 5.25 Hedges. Except as set forth in Schedule 5.25, as of the date of this Agreement, none of the Contracts consist of, nor are the Assets subject to, any hedge contracts, futures contracts, swap contracts, option contracts, or similar derivatives contracts.

Section 5.26 Title/Condition of Assets.

(a) PUSA’s title to all Equipment as of the date of this Agreement is, and as of the Closing Date, shall be, free and clear of liens and encumbrances other than Permitted Liens.

(b) To PUSA’s knowledge, all currently producing Wells and all related Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted. To PUSA’s knowledge, PUSA has all material easements, rights of way, licenses and authorizations from Governmental Bodies necessary to access, construct, operate, maintain and repair the Wells and Equipment in the ordinary course of business as currently conducted and in material compliance with all applicable Laws.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PSE LLC AND THE PARTNERSHIP

PSE LLC and the Partnership represent and warrant, jointly and severally, to PUSA the following (where any representation or warranty qualified “to the knowledge of” the Partnership or PSE LLC, “to the Partnership’s knowledge” or “to PSE LLC’s knowledge,” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers and directors of MLP GP (with no duty of inquiry), and where “actual knowledge” means information personally known by such individuals (with no duty of inquiry)):

Section 6.1 Existence and Qualification. Each of the Partnership and PSE LLC is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware; and each of the Partnership and PSE LLC is duly qualified to do business as a foreign limited partnership or limited liability company, as the case may be, in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on such entity or its properties; and PSE LLC is, or will be at the Closing, duly qualified to do business as a foreign limited liability company in the respective jurisdictions where the Assets are located.

Section 6.2 Power. Each of the Partnership and PSE LLC has the limited partnership or limited liability company power, as the case may be, to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited partnership or limited liability company action, as the case may be, on the part of the Partnership and PSE LLC. This Agreement has been duly executed and delivered by each of the Partnership and PSE LLC (and all documents required hereunder to be executed and delivered by the Partnership and PSE LLC at Closing will be duly executed and delivered by the Partnership and PSE LLC) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of the Partnership and PSE LLC, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4 No Conflicts. The execution, delivery and performance of this Agreement by the Partnership and PSE LLC, and the transactions contemplated by this Agreement, will not (i) violate any provision of the organizational documents of the Partnership or PSE LLC, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which the Partnership or PSE LLC is a party, (iii) violate any judgment, order, ruling, or regulation applicable to the Partnership or PSE LLC as a party in interest, (iv) violate any Law applicable to the Partnership or PSE LLC or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on the Partnership or PSE LLC or the transactions contemplated hereby.

Section 6.5 Liability for Brokers’ Fees. PUSA shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Partnership or PSE LLC, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Partnership or PSE LLC’s officers and directors, threatened in writing before any Governmental Body against the Partnership or PSE LLC or any Affiliate of the Partnership or PSE LLC which are reasonably likely to impair materially the Partnership’s or PSE LLC’s ability to perform its obligations under this Agreement.

Section 6.7 Limitation. Except for the representations and warranties expressly made by PUSA in Article 5 of this Agreement, the Schedules to this Agreement, the special warranty of title referenced in Section 3.1(b), or confirmed in any certificate furnished or to be furnished to the Partnership and PSE LLC pursuant to this Agreement, each of the Partnership and PSE LLC represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) neither the Partnership nor PSE LLC has relied upon any oral or written information provided by PUSA. Each of the Partnership and PSE LLC further represents and acknowledges (i) that it is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, each of the Partnership and PSE LLC has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement, and (iii) except for the representations and warranties expressly made by PUSA in Article 5 of this Agreement, the Schedules to this Agreement, the special warranty of title referenced in Section 3.1(b), or confirmed in any certificate furnished or to be furnished to the Partnership and PSE LLC pursuant to this Agreement, all the information and data furnished to the Partnership and PSE LLC by PUSA (its officers, employees, representatives, consultants, agents or any third party on PUSA’s behalf) is furnished only as an accommodation to the Partnership and PSE LLC without any representation or warranty.

Section 6.8 SEC Disclosure. PSE LLC is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities laws.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 Access.

(a) Between the date of execution of this Agreement and continuing until the Closing Date, PUSA will give PSE LLC and its representatives access to the Assets and access to the Records in PUSA’s possession, for the purpose of conducting an investigation of the Assets, but only to the extent that PUSA may do so without violating any confidentiality or other obligations to any third party and to the extent that PUSA has authority to grant such access without breaching any restriction binding on PUSA; provided, however, that PUSA shall, upon PSE LLC’s request, at no cost or expense to PUSA, request waivers of such restrictions. Such access by PSE LLC shall be limited to PUSA’s normal business hours, and any weekends and after hours requested by PSE LLC that can be reasonably accommodated by PUSA, and PSE LLC’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.

(b) All inspections pursuant to this Section 7.1 shall be at PSE LLC’s sole risk, cost and expense, and PSE LLC shall indemnify, defend, and hold PUSA, its partners and their respective officers, directors, employees, contractors and agents harmless from and against any and all losses, liabilities, liens, or encumbrances for labor or materials, claims, causes of action and costs and expenses (including, but not limited to, attorneys’ fees) arising out of or related to any personal injury to or death of any Person or damage to property occurring to or on the Properties as a result of PSE LLC’s exercise of its right under this Section 7.1. The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement. PSE LLC agrees to comply with the rules, regulations, and instructions issued by PUSA regarding the actions of PSE LLC while upon, entering, or leaving the Properties.

(c) The parties acknowledge and agree that this Section 7.1 does not apply to environmental assessments, which are governed by Article 4.

Section 7.2 Government Reviews. PUSA and PSE LLC shall in a timely manner (a) make all required filings, if any, with, and prepare applications to and conduct negotiations with, each governmental agency as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby specifically including, and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3 Notification of Breaches. Until the Closing, if any Party’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any Party’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.4 Assignments. PUSA will prepare and PUSA and PSE LLC will execute on the Closing Date all assignments, bills of sale or other instruments necessary to convey to PSE LLC all of the

Assets in the forms as prescribed by or acceptable to the applicable Governmental Body and otherwise acceptable to PSE LLC and PUSA.

Section 7.5 Public Announcements. No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed); provided, however, the foregoing shall not restrict disclosures by a Party which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over such Party or its Affiliates.

Section 7.6 Operation of Business. Except as set forth on Schedule 7.6, until the Closing, PUSA (i) will operate its business related to the Assets in the ordinary course, (ii) will not, without the prior written consent of PSE LLC, which consent shall not be unreasonably withheld, perform or commit to any operation, or series of related operations, reasonably anticipated by PUSA to require future capital expenditures by the owner of the Assets in excess of Fifty Thousand Dollars ($50,000) proportionate to PUSA’s Working Interest, or make any capital expenditures in excess of Fifty Thousand Dollars ($50,000), or terminate, materially amend, execute or extend any material agreements affecting the Assets, (iii) will maintain or cause to be maintained PUSA’s insurance coverage on the Assets (if any) presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain or cause to be maintained in full force and effect all Leases, (v) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbon production and Equipment made in the ordinary course of business, consistent with past practices, (vi) will not enter into any oil and gas leases affecting any currently unleased mineral interests comprising any part of the Assets, except in the ordinary course of business as arms length transactions with unaffiliated third parties, and (vii) will not commit to do any of the foregoing. PSE LLC’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in PUSA’s written notice) of PUSA’s notice to PSE LLC requesting such consent unless PSE LLC notifies PUSA to the contrary in writing during that period. In the event of an emergency, PUSA may take such action as a prudent operator would take and shall notify PSE LLC of such action promptly thereafter. Without waiving or otherwise limiting any Title Defect remedy that PSE LLC may have pursuant to Article III, PUSA shall have no liability to PSE LLC for the incorrect payment of delay rentals, royalties, shut-in payments or similar payments made during the period from the Effective Time to the Closing Date or for failure to make such payments through mistake or oversight (including PUSA’s negligence). PSE LLC acknowledges that PUSA may own an undivided interest in certain of the Assets and PSE LLC agrees that the acts or omissions of the other working interest owners who are not affiliated with PUSA shall not constitute a violation of the provisions of this Section 7.6, nor shall any action required by a vote of working interest owners constitute such a violation so long as PUSA has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7 Financial Information.

(a) Prior to and following Closing, PUSA shall, and shall use reasonable efforts to cause its accountants, counsel, agents and other third parties to, cooperate with the Partnership, PSE LLC and its representatives in connection with the preparation by the Partnership of financial statements and other financial data relating to the Assets (collectively, the “Financial Statements”) that are required to be included in any filing by the Partnership or its affiliates with the SEC.

(b) Prior to and following Closing, PUSA shall give the Partnership, PSE LLC and their respective representatives reasonable access during normal business hours to the Records and other financial data necessary for the preparation of the Financial Statements. If requested, PUSA shall execute and deliver to the external audit firm that audits the Financial Statements (the “Audit Firm”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information), as may be reasonably requested by the Audit Firm, with respect to the Financial Statements, provided, that, the Partnership and PSE LLC shall provide customary indemnity for any officer of PUSA executing and delivering such representation letters to the Audit Firm.

(c) Each of the Partnership and PSE LLC shall reimburse PUSA for all third party out-of-pocket costs incurred by PUSA with respect to PUSA’s obligations under Sections 7.7(a) and 7.7(b) above.

Section 7.8 Preference Rights and Transfer Requirements.

(a) PSE LLC’s acquisition of the Assets is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date, PUSA shall initiate all procedures which in PUSA’s good faith judgment are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 5.13 with respect to the transactions contemplated by this Agreement. PUSA shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

(b) The portion of the Consideration to be allocated to any Asset or portion thereof affected by a Preference Right (a “Preference Property”) or that becomes a Retained Asset shall be the portion of the Consideration allocated thereto in Exhibit A-1. If a Preference Property or a Retained Asset affects only a portion of a Property and a portion of the Consideration has not been allocated specifically to such portion of a Property in Exhibit A-1, then the portion of the Consideration to be allocated to such Preference Property or Retained Asset shall be determined in a reasonable manner taking into account the net acreage (or net acre feet, as appropriate) that the portion of such Property affected by such Preference Property or Retained Asset bears to the net acreage (or net acre feet, as appropriate) in the entire Property. Any Preference Property or Retained Asset that is a Property shall include a pro rata share of all of PUSA’s right, title and interest in, to and under all Contracts, Equipment, Hydrocarbon production and Records included in the Assets that are directly related or attributable to such Preference Property or Retained Asset.

(c) If the holder of a Preference Right who has been offered a Preference Property pursuant to Section 7.8(a) elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and PUSA receives written notice of such election prior to the Closing, such Preference Property will be excluded from the Assets and the Consideration shall be reduced by the portion of the Consideration allocated to such Preference Property pursuant to Section 7.8(b).

(d) In the event:

(i) a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;

(ii) an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

(iii) an Asset is subject to a Preference Right that has not expired or been waived prior to the Closing Date;

then, unless otherwise mutually agreed by PUSA and PSE LLC, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to PSE LLC at Closing and the Consideration to be paid at Closing shall be reduced by the portion of the Consideration which is allocated to such Retained Asset pursuant to Section 7.8(b). Any Retained Asset so held back at the initial Closing will be conveyed to PSE LLC at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to PSE LLC pursuant to this Agreement and PUSA obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section. At the delayed Closing, PSE LLC shall pay PUSA a purchase price equal to the amount by which the Consideration was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Assets, then such Retained Asset shall be excluded from the Assets and this Agreement (unless PUSA and PSE LLC mutually agree to proceed with a closing on such Retained Asset in which case PSE LLC shall be deemed to have waived any objection and shall be obligated to indemnify the PUSA lndemnitees for all Claims with respect to non-compliance with such Preference Rights and Transfer Requirements related to such Retained Asset).

Section 7.9 Tax Matters.

(a) Subject to the provisions of Section 7.9(c), PUSA shall be responsible for (and entitled to retain any refunds that PUSA obtains with respect to) all Taxes related to the Assets (other than ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) attributable to any period of time at or prior to the Closing Date, and PSE LLC shall be responsible for (and entitled to retain any refunds that PSE LLC obtains with respect to) all such Taxes related to the Assets attributable to any period of time after the Closing Date. Regardless of which Party is responsible, PUSA shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). PUSA shall deliver to PSE LLC within thirty (30) days of filing copies of all Tax Returns filed by PUSA after the Closing Date relating to the Assets and any supporting documentation provided by PUSA to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.

(b) PSE LLC agrees to cooperate (at no cost or liability to PSE LLC) with PUSA so that PUSA’s transfer of the Assets to PSE LLC shall, at PUSA’s election, be accomplished in a manner enabling the transfer to qualify as a part of a like-kind exchange of property by PUSA within the meaning of Section 1031 of the Code (a “Like-Kind Exchange”). If PUSA so elects, PSE LLC shall cooperate with PUSA to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as PUSA reasonably requests in order to pay the Consideration in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and PSE LLC agrees that PUSA may assign its rights (but not its obligations) under this Agreement to a qualified intermediary as defined in Treas. Reg. §1.1031(k)-1(g)(4)(iii) under United States Treasury

Regulations, to qualify the transfer of the Consideration as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code. Notwithstanding the foregoing, (i) PUSA agrees to indemnify and hold harmless PSE LLC from any costs and expenses relating to its cooperation arising out of any such Like-Kind Exchange of PUSA, which indemnity shall survive the Closing; (ii) nothing in this Section 7.9(b) is intended to relieve any Party from its obligations hereunder; (iii) PSE LLC does not represent, warrant or covenant to PUSA that any particular Tax treatment will be given to any such Like-Kind Exchange, including that the Like-Kind Exchange will qualify as a “like kind” exchange for purposes of Section 1031 of the Code; and (iv) the transfer of the Assets shall not be contingent or otherwise subject to the consummation of any such Like-Kind Exchange.

(c) PSE LLC shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (other than income Taxes). PUSA will determine, and PSE LLC agrees to cooperate with PUSA in determining, sales tax, if any, that is due in connection with the transfer of Assets contemplated hereby and PSE LLC agrees to pay any such tax to PUSA at Closing. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, PSE LLC will timely furnish to PUSA such certificate or evidence.

Section 7.10 Further Assurances. After Closing, PUSA and PSE LLC each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.11 Insurance. Effective as of the Closing Date, PSE LLC shall carry and maintain the following: (i) general liability insurance with combined single limits per occurrence of not less than One Million Dollars ($1,000,000) for bodily injury and property damage, including property damage by blowout and cratering, completed operations, and contractual liability as respects any contract into which the PSE LLC may enter under the terms of this Agreement; and (ii) operators extra expense insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence, covering the costs of controlling a blowout, and certain other related and/or resulting costs and seepage and pollution liability.

Section 7.12 PUSA’s Non-Exclusive Rights of Use. Effective as of the Closing Date, PSE LLC agrees, to the extent it can legally do so at no cost or expense to PSE LLC, to grant to PUSA:

(a) a non-exclusive right to freely use any logs, maps, engineering data and reports, reserve studies and evaluations, and other geological or geophysical data and information being transferred as a part of the Assets; and

(b) a non-exclusive, non-transferable license to use the seismic data related to the Properties and included in the Assets.

Section 7.13. VPP Obligation. Certain of the Assets are subject to the VPP and will remain subject to the VPP after the Closing Date, but it is the intent of the Parties that PUSA shall bear the full economic burden of the VPP with respect to such Assets. Accordingly, the Parties agree that the obligations arising under the VPP shall first be satisfied by the delivery of volumes produced from the interests and properties of PUSA (the “Pioneer Volumes”), prior to any delivery of volumes produced from the Assets. If the Pioneer Volumes are at any time insufficient to satisfy the obligations under the VPP, volumes produced from the Assets subject to the VPP shall be delivered in satisfaction thereof, and PUSA will, in its sole discretion, either (i) deliver to PSE LLC, or such Person as PSE LLC directs, volumes of Hydrocarbons equal to the volumes delivered pursuant to the VPP obligation, or (ii) make a cash payment to PSE LLC equal to the value of the volumes delivered pursuant to the VPP obligation as if the volumes were sold in the ordinary course of business on the date delivered pursuant to the VPP. Such delivery or cash payment will be made within sixty (60) days after the last day of the month in which the volumes were delivered. To the extent that PSE LLC incurs any out-of-pocket expenses in connection with the delivery of any volumes pursuant to this Section 7.13 or incurs any other expenses or losses, including legal claims, with respect to the VPP, PUSA will indemnify, defend and hold PSE LLC harmless from such claims, expenses, or losses, and shall reimburse PSE LLC for any such expenses within ten (10) days upon receipt of an invoice therefor.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions of PUSA to Closing. The obligations of PUSA to consummate the transactions contemplated by this Agreement are subject, at the option of PUSA, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of the Partnership and PSE LLC set forth in Article 6 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

(b) Performance. Each of the Partnership and PSE LLC shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than ten percent (10%) of the unadjusted Consideration, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.8;

(d) Deliveries. PSE LLC shall have delivered to PUSA duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by PSE LLC under Section 9.3;

(e) Title Defects. The adjustment to the Consideration on account of the sum of all Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to the Closing, shall be less than twenty percent (20%) of the Allocated Value of the Properties;

(f) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than twenty percent (20%) of the unadjusted Consideration;

(g) Payment. PSE LLC and the Partnership shall have caused the Consideration to be paid to PUSA; and

(h) Aggregate Adjustments. The aggregate adjustments to the Consideration shall be less than twenty percent (20%) of the unadjusted Consideration.

Section 8.2 Conditions of the Partnership and PSE LLC to Closing. The obligations of the Partnership and PSE LLC to consummate the transactions contemplated by this Agreement are subject, at the option of the Partnership and PSE LLC, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of PUSA set forth in Article 5 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality (including Material Adverse Effect), which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

(b) Performance. PUSA shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; provided, however, Closing shall proceed notwithstanding any suits, actions or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby brought by holders of Preference Rights seeking to enforce such rights with respect to Assets with aggregate Allocated Values of less than ten percent (10%) of the unadjusted Consideration, and the Assets subject to such suits, actions or other proceedings shall be treated in accordance with Section 7.8;

(d) Deliveries. PUSA shall have delivered to PSE LLC duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by it under Section 9.2;

(e) Title Defects. The adjustment to the Consideration on account of the sum of all Title Defect Amounts for Title Defects determined under Section 3.4(g) prior to the Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.4(h) prior to Closing, shall be less than twenty percent (20%) of the Allocated Value of the Properties;

(f) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than twenty percent (20%) of the unadjusted Consideration; and

(g) Aggregate Adjustments. The aggregate adjustments to the Consideration shall be less than twenty percent (20%) of the unadjusted Consideration.

ARTICLE 9

CLOSING

Section 9.1 Time and Place of Closing. Consummation of the transactions contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by PSE LLC and PUSA, take place at the offices of PUSA located at 5205 N. O’Connor Blvd., Irving, Texas at 10:00 a.m., local time, on or before September 1, 2009, or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article 10 (with the date Closing occurs being referred to herein as the “Closing Date”).

Section 9.2 Obligations of PUSA at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, PUSA shall deliver or cause to be delivered to PSE LLC and/or the Partnership, the following:

(a) the Conveyance, in sufficient originals to allow recording in all appropriate jurisdictions and offices, duly executed and acknowledged by PUSA;

(b) a certificate, duly executed by an authorized officer of PUSA, dated as of Closing, certifying on behalf of PUSA that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled;

(c) a statement described in Treas. Reg. §1.1445-2(b)(2) certifying that PUSA is not a foreign person within the meaning of the Code;

(d) a counterpart to the 2009 Omnibus Operating Agreement in the form of Exhibit C hereto (the “Omnibus Operating Agreement”), duly executed by PUSA;

(e) a counterpart to the 2009 Operating Agreement in the form of Exhibit D hereto (the “Operating Agreement”), duly executed by PUSA;

(f) a counterpart to the Second Amendment to Operating Agreement in the form of Exhibit E hereto (the “IPO Operating Agreement Amendment”), duly executed by PUSA;

(g) a counterpart to the First Amendment to Omnibus Operating Agreement in the form of Exhibit F hereto (the “IPO Omnibus Operating Agreement Amendment”), duly executed by PUSA;

(h) one or more counterparts to novation agreements or novation confirmations with respect to the derivative contracts listed on Schedule 5.25, in form and substance acceptable to the counterparties of PUSA thereto and reasonably acceptable to PUSA and PSE LLC (the “Novation Agreements”), duly executed by PUSA (or, if as of the Closing any counterparty is not then ready or able to execute and deliver a Novation Agreement, PUSA shall assume the obligations of such counterparty, and PSE LLC shall assume the obligations of PUSA, with respect to the related derivative contract until such time as such counterparty does so execute and deliver its Novation Agreement); and

(i) such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership or PSE LLC and agreed to by PUSA prior to the Closing to carry out the intent and purposes of this Agreement.

Section 9.3 Obligations of the Partnership and PSE LLC at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, the Partnership and PSE LLC shall deliver or cause to be delivered to PUSA the following, or take the following actions:

(a) remit to PUSA, by wire transfer of immediately available funds pursuant to the PUSA’s written instructions, the Consideration as estimated pursuant to Section 9.4(a);

(b) the Conveyance, duly executed and acknowledged by PSE LLC;

(c) a certificate, duly executed by an authorized officer of MLP GP and PSE LLC, dated as of Closing, certifying on behalf of the Partnership and PSE LLC that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled;

(d) a counterpart to the Omnibus Operating Agreement, duly executed by PSE LLC;

(e) a counterpart to the Operating Agreement, duly executed by PSE LLC;

(f) a counterpart to the IPO Operating Agreement Amendment, duly executed by PSE LLC;

(g) a counterpart to the IPO Omnibus Operating Agreement Amendment, duly executed by PSE LLC;

(h) one or more counterparts to the Novation Agreements, as requested by the counterparties of PUSA, duly executed by PSE LLC (or, if as of the Closing any counterparty is not then ready or able to execute and deliver a Novation Agreement, PUSA shall assume the obligations of such counterparty, and PSE LLC shall assume the obligations of PUSA, with respect to the related derivative contract until such time as such counterparty does so execute and deliver its Novation Agreement); and

(i) such other certificates, instruments of conveyance and documents as may be reasonably requested by PUSA and agreed to by the Partnership and PSE LLC prior to the Closing to carry out the intent and purposes of this Agreement.

Section 9.4 Closing Payment and Post-Closing Consideration Adjustments.

(a) Not later than three (3) Business Days prior to the Closing Date, PUSA shall prepare and deliver to PSE LLC, based upon the best information available to PUSA, a preliminary settlement statement estimating the Adjusted Consideration after giving effect to all the Consideration adjustments provided for in this Agreement. The estimate delivered in accordance with this Section 9.4(a) shall constitute the amount to be paid to PUSA at the Closing (the “Closing Payment”).

(b) As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, PUSA shall prepare and deliver to PSE LLC a statement setting forth, in U.S. dollars, the final calculation of the Adjusted Consideration and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before, and at or after, the Effective Time and taking into account all adjustments provided for in this Agreement. PUSA shall at PSE LLC’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of PUSA’s statement hereunder, PSE LLC shall deliver to PUSA a written report containing any changes that PSE LLC proposes be made to such statement. The Parties shall undertake to agree on the final statement of the Adjusted Consideration no later than one hundred fifty (150) days after the Closing Date. In the event that the Parties cannot reach agreement within such period of time, either PUSA or PSE LLC may refer the remaining matters in dispute to a nationally-recognized independent accounting firm as may be accepted by PSE LLC and PUSA, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Dallas County, Texas in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 9.4. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on all the Parties, without right of appeal. In determining the proper amount of any adjustment to the Consideration, the accounting firm shall not increase the Consideration more than the increase proposed by PUSA nor decrease the Consideration more than the decrease proposed by PSE LLC, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by any Party and may not award damages or penalties to any Party with respect to any matter. PUSA and PSE LLC shall each bear its own legal fees and other costs of presenting its case. Each of PUSA and PSE LLC shall bear one-half of the costs and expenses of the accounting firm.

(c) If the Adjusted Consideration exceeds the Closing Payment, PSE LLC shall pay to PUSA an amount equal to such excess. If the Adjusted Consideration is less than the Closing Payment, PUSA shall pay to PSE LLC an amount equal to such difference. The payments provided for in this paragraph (c) shall be made within ten (10) Business Days after the date on which the Parties or the accounting firm, as applicable, finally determines the disputed matters.

(d) All payments made or to be made pursuant to Section 9.4(c) shall be by electronic transfer of immediately available funds to a bank and account specified by the Party to receive such funds.

ARTICLE 10

TERMINATION

Section 10.1 Termination. Unless terminated earlier pursuant to other provisions provided herein, this Agreement may be terminated at any time prior to Closing: (i) by the mutual prior written consent of PUSA and PSE LLC; or (ii) by PUSA, if Closing has not occurred on or before September 30, 2009 other than due to default by PUSA, or (iii) by PSE LLC, if Closing has not occurred on or before September 30, 2009, other than due to default by PSE LLC.

Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.6, 6.5, 7.5, 10.2, 11.4(b)(v), 11.8, and 11.9, Sections 12.1 through and including 12.17, and Sections 12.19, 12.20, and 12.21 of this Agreement, all of which shall continue in full force and effect) and PUSA shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1(ii) or 10.1(iii) shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Sections 10.1(ii) or 10.1(iii) because a Party has failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

ARTICLE 11

POST- CLOSING OBLIGATIONS; INDEMNIFICATION;

LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1 Receipts. Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Consideration following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which PSE LLC is entitled under Section 1.4 shall be the sole property and entitlement of PSE LLC, and, to the extent received by PUSA, PUSA shall fully disclose, account for and remit the same promptly to PSE LLC, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which PUSA is entitled under Section 1.4 shall be the sole property and entitlement of PUSA and, to the extent received by PSE LLC, PSE LLC shall fully disclose, account for and remit the same promptly to PUSA.

Section 11.2 Expenses. Any Property Costs which are not reflected in the adjustments to the Consideration following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all

Property Costs for which PUSA is responsible under Section 1.4 shall be the sole obligation of PUSA and PUSA shall promptly pay, or if paid by PSE LLC, promptly reimburse PSE LLC for and hold PSE LLC harmless from and against same; and (b) all Property Costs for which PSE LLC is responsible under Section 1.4 shall be the sole obligation of PSE LLC and PSE LLC shall promptly pay, or if paid by PUSA, promptly reimburse PUSA for and hold PUSA harmless from and against same. PUSA is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which PUSA is in whole or in part responsible, provided that PUSA shall not agree to any adjustments to previously assessed costs for which PSE LLC is liable without the prior written consent of PSE LLC, such consent not to be unreasonably withheld. PUSA shall provide PSE LLC with a copy of all applicable audit reports and written audit agreements received by PUSA and relating to periods for which PSE LLC is partially responsible.

Section 11.3 Assumed Obligations. Except for matters for which PSE LLC is entitled to indemnity under this Article 11, on the Closing Date, PSE LLC shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of PUSA, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time (other than obligations to pay working interests, royalties, overriding royalties and other interests payable to third parties on account of production from the Assets (collectively, “Royalty Amounts”) occurring or attributable to periods prior to the Effective Time, which obligations shall be retained by PUSA), including but not limited to, obligations to (i) properly plug and abandon any and all wells, including inactive wells or temporarily or permanently abandoned wells, drilled on the Properties or otherwise pursuant to the Assets, (ii) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (iii) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties or otherwise pursuant to the Assets, (iv) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements, orders, directives, judgments or Laws, including Environmental Laws, (v) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related contracts, or as required by applicable Laws, including Environmental Laws, and (vi) pay Royalty Amounts occurring or attributable to periods from and after the Effective Time (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, however, that PSE LLC does not accrue any rights or assume any obligations or liabilities of PUSA to the extent that they are:

(i) attributable to or arise out of the Excluded Assets; or

(ii) the continuing responsibility of PUSA under Sections 11.1 and 11.2 or matters for which PUSA is required to indemnify PSE LLC under Section 11.4(c).

Section 11.4 Indemnities.

(a) Definitions. For purposes of this Agreement, the terms “Claim” or “Claims” mean, unless specifically provided otherwise, all claims (including, but not limited to, those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support, and wrongful termination of employment), damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions for indirect, consequential, punitive and exemplary damages), obligations, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Body or otherwise, or conditions in the premises of or attributable to any Person or Persons or any Party or parties, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, or incident to or in connection with this Agreement or the ownership or operation of the Assets.

The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF PSE LLC INDEMNITEES, PUSA INDEMNITEES, INVITEES AND/OR THIRD PARTIES (BUT EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF AN INDEMNITEE); AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PSE LLC’S PROPERTY OR PUSA’s PROPERTY (INCLUDING, WITHOUT LIMITATION, THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR THE UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED OR PROVIDED BY PSE LLC INDEMNITEES, PUSA INDEMNITEES, INVITEES AND/OR THIRD PARTIES.

(b) Partnership and PSE LLC Indemnity Obligation. Subject to the provisions of this Article 11, PSE LLC shall be responsible for, and the Partnership and PSE LLC shall indemnify, defend, release and hold harmless PUSA Indemnitees from and against, all Claims caused by, arising out of or resulting from:

(i) the Assumed Obligations, REGARDLESS OF FAULT;

(ii) the ownership, use or operation of the Assets from and after the Effective Time, REGARDLESS OF FAULT;

(iii) PSE LLC’s breach of any of PSE LLC’s covenants or agreements contained in Article 7, REGARDLESS OF FAULT;

(iv) any breach of any representation or warranty made by PSE LLC or the Partnership contained in Article 6 or confirmed in the certificate delivered by PSE LLC or MLP GP at Closing pursuant to Section 9.3(c), REGARDLESS OF FAULT;

(v) PSE LLC Indemnitees’ access under Section 4.1, Section 7.1, or otherwise, to the Assets, the Records and other related activities or information prior to the Closing, REGARDLESS OF FAULT; and

(vi) PSE LLC’s breach of any of PSE LLC’s covenants or agreements contained in this Article 11 or Article 12, REGARDLESS OF FAULT.

(c) PUSA Indemnity Obligation. Subject to the provisions of this Article 11, PUSA shall be responsible for and indemnify, defend, release and hold harmless PSE LLC Indemnitees from and against all Claims caused by, arising out of or resulting from:

(i) the ownership, use or operation of the Excluded Assets, REGARDLESS OF FAULT;

(ii) PUSA’s breach of any of PUSA’s covenants or agreements contained in Article 7, REGARDLESS OF FAULT;

(iii) any breach of any representation or warranty made by PUSA contained in Article 5 or confirmed in the certificate delivered by PUSA at Closing pursuant to Section 9.2(b), other than with respect to matters concerning Environmental Laws, which shall be solely governed by Section 11.4(c)(v), REGARDLESS OF FAULT;

(iv) the payment of Royalty Amounts on account of production from the Assets occurring or attributable to periods before the Effective Time, REGARDLESS OF FAULT;

(v) any violation, or correction of any violation, of Environmental Laws associated with the ownership or operation of the Assets (including the presence of Hazardous Substances on, under, or about or releasing to or from the Assets or any releases of Hazardous Substances generated by the operation of the Assets), REGARDLESS OF FAULT, which obligation shall include (a) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, abatement, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, using Risk-Based Cleanup Criteria, if applicable, or to satisfy any applicable Voluntary Cleanup Program, using Risk-Based Cleanup Criteria, if applicable, (b) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, using Risk-Based Cleanup Criteria, if applicable, or to satisfy any applicable Voluntary Cleanup Program, using Risk-Based Cleanup Criteria, if applicable, and (c) the cost and expense for any environmental pre-trial, trial, or appellate legal or litigation support work; but only to the extent that such violation, event, or condition occurred or existed on or before the Effective Time; provided that, this indemnity obligation shall not include any claim, loss, or expense arising from or related to PSE LLC’s obligation to plug and abandon any and all wells as provided in the definition of Assumed Obligations;

(vi) PUSA’s breach of any of PUSA’s covenants or agreements contained in this Article 11 or Article 12, REGARDLESS OF FAULT; and

(vii) the ownership, use or operation of the Assets prior to the Effective Time, other than with respect to matters concerning Environmental Laws, which shall be solely governed by Section 11.4(c)(v), REGARDLESS OF FAULT; provided that this indemnity obligation shall not include any claim, loss or expense arising from or related to PSE LLC’s obligations with respect to the Assumed Obligations described in clauses (i) through (iv) of Section 11.3.

(d) Additional Provisions. It is the intention of the Parties that this Article 11 shall govern the allocation of risks and liabilities and rights of indemnification among the Parties, including rights to indemnification set forth in other Articles of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, this Section 11.4 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article 5, Article 6, Article 11 and Article 12 and Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 9.2(b) or 9.3(c), as applicable. Claims for Property Costs shall be exclusively handled pursuant to the Consideration adjustments in Section 2.2, and pursuant to Section 11.2, and shall not be subject to indemnification under this Section 11.4. In connection with PSE LLC Indemnitees’ access to the Assets prior to Closing, the Parties acknowledge that such access may be subject to confidentiality agreements, releases or other agreements required by PUSA or the third party operator of any Properties. In the event of a conflict between the provisions of such agreements and Section 11.4(b)(v) of this Agreement, Section 11.4(b)(v) of this Agreement shall control.

(e) Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether a representation or warranty has been breached for purposes of this Article 11, each representation and warranty set forth in Article 5 and Article 6, shall be read without regard to and without giving effect to any “material,” “materiality,” Material Adverse Effect, or similar qualifications, that may be contained in any such representation or warranty.

Section 11.5 Limitation on Actions.

(a) The indemnification obligations of the Partnership and PSE LLC (i) in Sections 11.4(b)(i), 11.4(b)(ii), 11.4(b)(v) and 11.4(b)(vi) shall continue without time limit and (ii) in Sections 11.4(b)(iii) and 11.4(b)(iv) shall terminate on the first anniversary of the Closing Date, except with respect to (A) the matters covered by Section 7.1, which are covered by Section 11.4(b)(v), (B) the matters covered by Section 7.7, which shall continue without time limit, and (C) the matters covered by Section 7.9, which shall survive Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the applicable taxable periods (including any extensions thereof).

(b) The indemnification obligations of PUSA (i) in Sections 11.4(c)(i) and 11.4(c)(vi) shall continue without time limit, (ii) in Sections 11.4(c)(ii), 11.4(c)(iii), and 11.4 (c)(v) shall terminate on the first anniversary of the Closing Date, except with respect to (A) the matters covered by the representations and warranties of PUSA set forth in Section 5.8, which shall survive Closing until the expiration of the applicable statute of limitations with respect to the applicable taxable periods (including any extensions thereof), (B) the matters covered by Section 7.7, which shall continue without time limit, and (C) the matters covered by Section 7.9, which shall survive Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the applicable taxable periods (including any extensions thereof) and (D) the matters covered by Section 7.13, which shall survive Closing until the fourth anniversary of the expiration or termination of the VPP, (iii) in Section 11.4(c)(iv) shall terminate on the fourth anniversary of the Closing Date; and (iv) in Section 11.4(c)(vii) shall terminate six (6) months after the Closing Date.

(c) Except as provided in Section 11.5(d), neither Party shall be required to indemnify the other Party under Section 11.4 (i) until and unless the aggregate amount of the liability for all Claims for which Claim Notices are delivered by PSE LLC or PUSA, as applicable, exceeds two percent (2%) of the Consideration, and then only to the extent such damages exceed such two percent (2%) of the Consideration, and (ii) for aggregate damages in excess of an amount equal to twenty-five percent (25%) of the final Adjusted Consideration. The adjustments to the Consideration under Section 2.2 and any payments in respect thereof shall not be limited by this Section 11.5.

(d) The limitations set forth in the first sentence of Section 11.5(c) shall not apply with respect to (i) breaches of the Fundamental Representations, (ii) the indemnity obligations of the Partnership and PSE LLC set forth in Sections 11.4(b)(i), (ii), (v) and (vi) and (iii) PUSA’s indemnity obligations set forth in Sections 11.4(c)(i) and (vi) and, solely with respect to the matters covered by the covenants of PUSA set forth in Section 7.13, Section 11.4(c)(ii).

(e) The indemnification obligations under this Article 11 shall continue with respect to any claim for indemnification pursuant to this Article 11 that is pending as of the end of the applicable survival period set forth in Section 11.5(a) or (b) notwithstanding the expiration of such survival period.

Section 11.6 Indemnification Actions. All claims for indemnification under Section 11.4 shall be asserted and resolved as follows:

(a) For purposes of this Article 11, the term “Indemnifying Party” shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement. The term “Indemnified Party” shall mean the Party or Parties having the right to be indemnified by another Party or Parties pursuant to the terms of this Agreement.

(b) To make a claim for indemnification (“Indemnity Claim”) under Section 11.4, and/or any other Article (or part thereof) of this Agreement, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the “Claim Notice”). The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.6 shall not relieve the Indemnifying Party of its obligations under Section 11.4 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c) The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may (at its sole cost and expense) participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.6(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim, or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability to indemnify the Indemnified Party or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

Section 11.7 Release.

(a) EXCEPT FOR MATTERS FOR WHICH PUSA IS REQUIRED TO INDEMNIFY PSE LLC PURSUANT TO THIS AGREEMENT AND FOR MATTERS WHICH CONSTITUTE A BREACH OF PUSA’S SPECIAL WARRANTY OF TITLE SET FORTH IN THE CONVEYANCE, IF CLOSING OCCURS, PSE LLC RELEASES, REMISES AND FOREVER DISCHARGES PUSA INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PSE LLC MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST PUSA INDEMNITEES, RELATING DIRECTLY OR INDIRECTLY TO THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, REGARDLESS OF FAULT, BUT EXCLUDING MATTERS FOR WHICH PSE LLC IS ENTITLED TO INDEMNITY FROM PUSA.

(b) PSE LLC covenants and agrees that it will not attempt to avoid the effect of the release made by it hereinabove by later arguing that at the time of the release it did not fully appreciate the extent of any such Claims, including, without limitation, environmental Claims.

Section 11.8 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF PUSA TO BE DELIVERED PURSUANT TO SECTION 9.2(b), OR IN THE CONVEYANCE, (I) PUSA MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) PUSA EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PSE LLC OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PSE LLC BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF PUSA OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF PUSA TO BE DELIVERED PURSUANT TO SECTION 9.2(b), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PUSA EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PSE LLC OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS,

REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PSE LLC SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PSE LLC HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PSE LLC DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PUSA HAS NOT AND WILL NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PSE LLC SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.9 Waiver of Trade Practices Acts. PSE LLC’s rights and remedies with respect to this Agreement and the transactions contemplated by this Agreement and with respect to all acts or practices of PUSA, past, present, or future, in connection with this Agreement and the transactions contemplated by this Agreement shall be governed by legal principles other than the DTPA, or any similar statute of any jurisdiction that may be applicable to this Agreement and the transactions contemplated by this Agreement. PSE LLC hereby unconditionally waives the applicability of the DTPA, or any similar statute, to this Agreement and the transactions contemplated by this Agreement, and any and all rights, duties, or remedies that might be imposed by the DTPA, or any similar statute; provided, however, PSE LLC does not waive Section 17.555 of the DTPA. PSE LLC represents, warrants, and acknowledges that it is accepting the Assets for commercial or business use. PSE LLC further acknowledges, represents, and warrants that PSE LLC has knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of a transaction such as this Agreement and the transactions contemplated by this Agreement, and that PSE LLC is not in a significantly disparate bargaining position with PUSA. PSE LLC expressly acknowledges and recognizes that the terms pursuant to which PUSA has agreed to convey the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the DTPA, or any similar statute, and this waiver of the DTPA, and any similar statute, by PSE LLC. PSE LLC FURTHER RECOGNIZES THAT PUSA, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THE PROVISIONS OF THIS SECTION 11.9.

Section 11.10 Recording. As soon as practicable after Closing, PSE LLC shall record the Conveyance in the appropriate counties and/or parishes and provide PUSA with copies of all recorded or approved instruments. The conveyance in the form attached hereto as Exhibit D is intended to convey all of the Properties and other Assets being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a governmental entity are conveyed under the Conveyance and also are described and covered other separate assignments made by PUSA to PSE LLC on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit D. Further, such assignments shall be deemed to contain the special warranty of title of PUSA and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

Section 12.2 Notice. All notices, requests, or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Party to be notified, postpaid, and registered or certified with return receipt requested, or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made to the attention of such Party at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 12.2.

If to PSE LLC or the Partnership:

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039

Attn: General Counsel and Conflicts Committee Chair

Telecopy: 972-969-3584

with a copy to:

G. Michael O'Leary

Andrews Kurth LLP

600 Travis

Suite 4200

Houston, Texas 77002

Telecopy: 713-238-7130

If to PUSA:

5205 N. O’Connor Blvd. Suite 200

Irving, Texas 75039

Attn: General Counsel

Telecopy: 972-969-3584

Section 12.3 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed or delivered hereunder, constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 12.4 Jurisdiction; Service of Process. Without limiting the Parties’ agreement to arbitrate in Section 12.20, any action or proceeding seeking a temporary or preliminary injunction to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the Parties in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the

United States District Court for the Northern District of Texas (Dallas Division), and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) for such limited purpose in any such action or proceeding and waives any objection to venue laid therein for such limited purpose. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

Section 12.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors, legal representatives, and permitted assigns,.

Section 12.6 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 12.7 Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute an agreement binding on all the Parties, notwithstanding that all the Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 12.8 Invalidity of Provisions. If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to the other Party or other circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 12.9 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by each of the Parties; provided, however, that neither PSE LLC nor the Partnership may, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that MLP GP determines will adversely affect the holders of the Common Units of the Partnership.

Section 12.10 Assignment. Except as provided in Section 7.9(b), no Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Nothing contained in this Agreement, express or implied, shall confer on any person other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 12.11 Withholding or Granting of Consent. Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 12.12 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

Section 12.13 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Article 11, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, stockholder, member, or assignee of any Party shall have the right, separate and apart from such Party, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 12.14 No Recourse Against Officers, Directors, Managers, or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of any Party or any officer, director, manager or employee of any Affiliate of any Party.

Section 12.15 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.16 Limitation on Damages. Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the Parties acknowledge that this Agreement does not authorize one Party to sue for or collect from any other Party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each Party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against any other Party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

Section 12.17 Conspicuousness. The Parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.18 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.19 Action by the Partnership or PSE LLC. With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by PSE LLC or the Partnership prior to or after the Closing Date with respect to this Agreement or the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership or PSE LLC.

Section 12.20 Arbitration. Any disputes under Section 3.4(i) and Section 9.4(b) shall be resolved as provided in such sections. It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any other claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating in any way to this Agreement or to the subject matter of this Agreement or to any relationship created thereby (each a “Dispute”) shall be resolved by binding arbitration. A Dispute shall be resolved through arbitration regardless of whether the Dispute involves claims that this Agreement is unlawful, unenforceable, void, or voidable, or involves claims sounding in tort, contract, statute, or common law. This Section 12.20 shall be binding on and shall inure to the benefit of the Parties and their respective affiliates and subsidiaries. The validity, construction, and interpretation of this agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitral tribunal. Any arbitration under this Agreement shall be administered by the AAA and conducted in accordance with the AAA Rules in existence at the time of the arbitration. In resolving any Dispute, the arbitral tribunal shall refer to the governing law as specified in Section 12.1 of this Agreement. The arbitral tribunal shall not be empowered to award exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple, or special damages, and the Parties and their affiliates and subsidiaries waive any right they may have to recover such damages from one another. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur. The seat (or legal place) and venue of the arbitration shall be in Dallas, Texas. The arbitration shall be conducted in the English language. The Dispute shall be decided by a panel of three neutral arbitrators. The claimant or claimants shall nominate an arbitrator at the time of service of a request for arbitration. The respondent or respondents shall nominate an arbitrator at the time of service of the response to the request for arbitration. If the claimant(s) or respondent(s) fail to appoint an arbitrator, then that arbitrator shall be appointed in accordance with the AAA Rules. The two appointed arbitrators shall together agree upon a third arbitrator to recommend to the AAA to chair the arbitration. If the two party-appointed arbitrators are unable to agree upon an arbitrator within fifteen (15) days of the respondent’s appointment of an arbitrator, then the chairman shall be chosen according to the AAA Rules. Notwithstanding the foregoing, if two or more respondents have interests with regard to a Dispute that are not completely common, then all arbitrators shall be appointed in accordance with the AAA Rules and not by nomination or appointment by the Parties. Any arbitration award may be enforced by the courts sitting in Dallas, Texas, or any other court of competent subject matter jurisdiction (including any jurisdiction in which a Party holds or keeps assets). Any action to challenge, vacate, or set aside the award in whole or in part must be brought in the courts sitting in Dallas, Texas. The Parties and their affiliates and subsidiaries agree to waive any objections they may have to personal jurisdiction, venue, or forum non-conveniens for any action brought to enforce the award in the courts sitting in Dallas, Texas, or any other jurisdiction where a party against which enforcement of the award is sought holds or keeps assets.

Section 12.21 Expenses. Except as provided in Section 7.9(c) and this Section 12.21, all expenses incurred by PUSA or MLP GP in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including, without limitation, all fees and expenses of counsel, accountants and financial advisers employed by PUSA, shall be borne solely and entirely by PUSA, and all such expenses incurred by the Partnership or PSE LLC shall be borne solely and entirely by the Partnership or PSE LLC; provided, however, that if (x) any Party breaches its obligations under this Agreement and the Closing does not occur, then such breaching Party(ies) shall bear and pay for all such expenses of the non-breaching Party(ies).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first above written.

PUSA:

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and
General Counsel

PSE LLC:

PIONEER SOUTHWEST ENERGY PARTNERS USA LLC

By:	PIONEER SOUTHWEST ENERGY PARTNERS L.P.,
its sole member:

	By:	PIONEER NATURAL RESOURCES GP, LLC
its general partner

	By:	/s/ Richard P. Dealy
	Name:	Richard P. Dealy
	Title:	Executive Vice President and
Chief Financial Officer

PARTNERSHIP:

PIONEER SOUTHWEST ENERGY PARTNERS LP

By:	PIONEER NATURAL RESOURCES GP LLC,
its general partner

	By:	/s/ Richard P. Dealy
	Name:	Richard P. Dealy
	Title:	Executive Vice President and
Chief Financial Officer